UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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THE ENSIGN GROUP, INC.
(Name of Registrant as Specified in Its Charter)
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THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691
 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 31, 2018

When	Thursday, May 31, 2018 at 10:00 a.m. PDT	How to Vote in Advance

Where	Southland Care Center and Home facility 11701 Studebaker Road in Norwalk, California 90650
Your vote is important. Please vote as soon as possible by one of the methods shown below. Be sure to have your proxy card, voting instruction form or notice of Internet availability in hand and follow the below instructions:

Proposal 1	Election of three nominees named in the proxy statement to serve on the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee.	By Internet	You can vote your shares online at www.proxyvote.com

Proposal 2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2018. The Board of Directors recommends a vote “FOR”.	By Phone	You can vote your shares by calling 800-690-6903

Proposal 3	Advisory approval of the Company's named executive officer compensation. The Board of Directors recommends a vote “FOR”.	By Mail	Complete, sign, date and return your proxy card or voting instruction form in the postage-paid envelope provided

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 31, 2018

Any other business which may properly come before the 2018 annual meeting or any adjournment or postponement. In addition to the business to be transacted as described above, management will speak on our developments of the past year and respond to questions of general interest to stockholders.

Who Can Vote	Only owners of record of the Company's issued and outstanding common stock as of the close of business on April 3, 2018. Each share of common stock is entitled to one vote.

Date of Mailing	We intend to mail a Notice of Internet Availability of Proxy Materials on or about April 20, 2018.
In accordance with rules and regulations adopted by the Securities and Exchange Commission, we have elected to furnish our proxy materials to stockholders by providing access to the materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (the Internet Availability Notice) has been mailed to the majority of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are the registered holder of your shares and are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Internet Availability Notice previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may vote by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. If your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should review the Notice of Internet Availability of Proxy Materials used by that firm to determine whether and how you will be able to submit your proxy by telephone or over the Internet. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.
THE ENSIGN GROUP, INC.
BY ORDER OF THE BOARD OF DIRECTORS
CHRISTOPHER R. CHRISTENSEN
PRESIDENT AND CHIEF EXECUTIVE OFFICER
Mission Viejo, California
Dated: April 12, 2018

THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450
Mission Viejo, California 92691

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the Board of Directors or the Board) of The Ensign Group, Inc., a Delaware corporation, for use at the 2018 annual meeting of stockholders. When used in this Proxy Statement, the terms “we,” “us,” “our,” or the “Company” refer to The Ensign Group, Inc. and its consolidated subsidiaries; however, The Ensign Group, Inc. is a holding company and each of the affiliated operations and operating subsidiaries referenced herein is operated by a separate, wholly-owned independent operating subsidiary that has its own management, employees and assets. The use of “we,” “us,” “our” and similar words in this Proxy Statement is not meant to imply that any or all of these operations are operated by the same entity or that The Ensign Group, Inc. operates any of the businesses conducted by its subsidiaries.

This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. You should read the entire proxy statement carefully before voting.

Our Annual Meeting

Date and Time	May 31, 2018 at 10:00 a.m. PDT	Place	Southland Care Center and Home 11701 Studebaker Road, Norwalk, California 90650

Record Date	April 3, 2018	Who Can Vote
Only owners of record of the Company's issued and outstanding common stock as of the close of business on April 3, 2018. Each share of common stock is entitled to one vote. The Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

Number of Shares Outstanding as of Record Date	52,130,976 shares of the Company's common stock, par value $0.001 per share (the Common Stock)

At the Annual Meeting, the stockholders of the Company will be asked to vote on the three proposals below. Your vote is very important. Accordingly, whether or not you plan to attend the Annual Meeting in person, you should vote by using one of the methods described in the proxy materials. You may vote your shares at the Annual Meeting by attending and voting in person, by voting via the Internet or by telephone as described in the proxy materials, or by having your shares represented at the Annual Meeting by a valid proxy. If your shares are not registered directly in your name (e.g. you hold your shares in a stock brokerage account or through a bank or other holder of record), you may vote by following the instructions detailed on the notice or voting instruction form you receive from your broker or other nominee.

Item	Proposals	Board Vote Recommendations		Page #
1	Election of 3 directors	✓	FOR each director nominee	8
2	Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2018.	✓	FOR	19
3	Advisory approval of the Company's named executive officer compensation.	✓	FOR	35
Any stockholder who executes and delivers a proxy has the right to revoke it at any time before it is exercised by delivering to the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Subject to revocation, the proxy holders will vote all shares represented by a properly executed proxy received in time for the Annual Meeting in accordance with the instructions on the proxy. If no instruction is specified with respect to a matter to be acted upon, the shares represented by the proxy will be voted in accordance with the recommendation of the Board of Directors.
The expenses of preparing, assembling, printing and mailing the Internet Availability Notice, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone, email or facsimile. They will not receive additional compensation for this effort. We do not anticipate paying any compensation to any other party for the solicitation of proxies, but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. The Company may retain the services of a proxy solicitation firm if, in the Board's view, it is deemed necessary or advisable. Although the Company does not currently expect to retain such a firm, it estimates that the fees of such firm could be up to $20,000, plus out-of-pocket expenses, all of which would be paid by the Company.

Election of Three Directors	✓	OUR BOARD RECOMMENDS YOU VOTE "FOR" EACH DIRECTOR NOMINEE

				Committee Membership
Name	Age	Director Since	Primary Occupation	Board of Directors	Audit Committee	Quality Assurance and Compliance	Nominating and Corporate Governance	Compensation	Special
Christopher R. Christensen	49	1999	Co-founder, President, and Chief Executive Officer, The Ensign Group, Inc.	✓		✓
Daren J. Shaw	61	2012	Managing Director, The Investment Banking Group at D.A. Davidson & Co	✓	Chair			✓	✓
Malene S. Davis	56	2017	President and CEO of Capital Caring and West Virginia Caring	✓		✓	✓

Advisory Vote on Compensation	✓	OUR BOARD RECOMMENDS YOU VOTE "FOR" OUR "SAY-ON-PAY" PROPOSAL

Our executive compensation program is designed to achieve the following key objectives:

•	Closely align with our performance and the performance of each individual executive officer on both a short-term and long-term basis;

•	Pay for performance through aligning compensation with achievement of both short- and long-term financial and/or strategic performance successes; and

•	Attract and retain the best possible executive talent.

Approximately 85% of the votes cast on our 2017 say-on-pay proposal were in favor of our executive compensation program and policies

Approval of Independent Accounting Firm	✓	OUR BOARD RECOMMENDS YOU VOTE "FOR" THE RATIFICATION OF DELOITTE & TOUCHE LLP

The following table sets forth the aggregate fees billed by Deloitte & Touche LLP for fiscal 2017 and 2016:

	2017	2016

Audit Fees	$1,060,025	$945,550
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,600	2,600
Total	$1,062,625	$948,150

Quorum Requirements
 In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Required Vote
For purposes of the election of directors, election of the Class II and III director nominees will require the affirmative approval of a majority of the votes cast with respect to each director's election. A majority of votes cast with respect to a director's election meant that the number of votes cast "FOR" a director's election exceeds the number of votes cast "AGAINST" that director's election, with abstentions and broker non-votes not counted as a vote cast either "FOR" or "AGAINST" that director's election. Ratification of Deloitte & Touche LLP as our independent registered public accounting firm and approval of Proposal 3 will require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. In determining whether Proposals 2 and 3 have received the requisite number of affirmative votes, abstentions will be counted as shares entitled to vote and will have the same effect as votes against the proposals. Broker non-votes, however, will be treated as not entitled to vote for purposes of determining approval of Proposals 2 and 3 and will not be counted as votes for or against Proposal 2 and 3. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Unless instructed to the contrary, the shares represented by proxies will be voted FOR the election of the Class II and III director nominees. Properly executed, unrevoked proxies will be voted FOR Proposals 2 and 3 unless a vote against such proposals or abstention is specifically indicated in the proxy.

Additional Information Regarding the Internet Availability of Our Proxy Materials

We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the Internet. Accordingly, we sent to the majority of our stockholders an Internet Availability Notice regarding the Internet availability of the proxy materials for this year’s annual meeting. Other stockholders were instead sent paper copies of the proxy materials accessible on the Internet. Instructions on how to access the proxy materials over the Internet or to request a paper copy can be found in the Internet Availability Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis by going to www.proxyvote.com and following the instructions. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Please note that you cannot vote your shares by filling out and returning the Internet Availability Notice. The Internet Availability Notice does, however, include instructions on how to vote your shares.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the “stockholder of record.” In that case, either the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 have been sent directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In such case, either a notice similar to the Internet Availability Notice or the Notice of Annual Meeting, this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 should have been provided (or otherwise made available) to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting.

PROPOSAL 1: ELECTION OF THREE DIRECTORS

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE CLASS II AND III DIRECTOR NOMINEES LISTED BELOW.
General

Our amended and restated certificate of incorporation provides for a classified Board of Directors consisting of three classes of directors, each serving staggered three-year terms and each class as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Messrs. Christopher R. Christensen and Daren J. Shaw have been designated Class II directors, and their term expires at this Annual Meeting. Mr. Lee A. Daniels has been designated a Class III director, and his term expires at the 2019 annual meeting of the stockholders. Our Board of Directors has determined to nominate Ms. Malene S. Davis for service on the Board of Directors for an initial term of one year, expiring at the 2019 annual meeting. If Ms. Malene S. Davis is elected to serve as a director for the initial one-year term, the Board of Directors anticipates that Ms. Malene S. Davis will be nominated for election to serve a three-year term as a class III director at the 2019 annual meeting with a term that would expire in 2022. Messrs. Roy E. Christensen, Barry M. Smith and Dr. John G. Nackel have been designated Class I directors, and their term expires at the 2020 annual meeting of the stockholders.

On the recommendation of the nominating and corporate governance committee, our Board of Directors, including its independent directors, selected and approved Messrs. Christopher R. Christensen and Daren J. Shaw as nominees for election in Class II, the class being elected at the Annual Meeting, to serve for a term of three years, expiring at the 2021 annual meeting of the stockholders or until his successor is duly appointed or elected and qualified or until his earlier resignation or removal.

Also on the recommendation of the NCG, our Board of Directors, including its independent directors selected and approved Ms. Davis as a nominee to serve a one-year term, expiring at the 2019 annual meeting of stockholder or until her successor is duly appointed.

Messrs. Christopher R. Christensen, Daren J. Shaw and Ms. Malene S. Davis currently serve as members of our Board of Directors, and have agreed to serve if elected. In the event the nominees named herein are unable to serve or decline to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees. This proxy cannot be voted for a greater number of persons than two.
Directors and Nominees

The following biographical information sets forth certain information with respect to the nominees for election as well as the continuing directors whose terms expire at the annual meeting of stockholders in 2019 and 2020. The information is current as of March 31, 2018. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Nominees for Election to the Board of Directors

Christopher R. Christensen
Co-founder, President, Chief Executive Officer and Director
Age: 49
Director Since: Formation in 1999
Committee: Quality Assurance and Compliance

Mr. Christensen has served as our President since 1999 and Chief Executive Officer since April 2006. Mr. Christensen has concurrently served as a member of our Board of Directors since forming the Company in 1999. Prior to forming Ensign, Mr. Christensen served as acting Chief Operating Officer of Covenant Care, Inc., a California-based provider of long-term care. Mr. Christensen has overseen our company and its growth since our inception in 1999. Mr. Christensen served on the Board of Directors of CareTrust REIT from June 2014 to April 2015.  We believe that Mr. Christensen’s important role in the history and management of our company and its affiliates and his leadership and business skills, including his current position as Chief Executive Officer, support the conclusion that he should serve as one of our directors. Mr. Christensen is the son of our Chairman of the Board, Mr. Roy E. Christensen.

Daren J. Shaw
Director
Age: 61
Director Since: 2012
Committees: Audit (Chair), Compensation and Special Committee

Mr. Shaw has served as a member of our Board of Directors since March 2012. Mr. Shaw has served for more than 33 years in leadership capacities with several financial services firms. He currently serves as a Managing Director of the Investment Banking Group at D.A. Davidson & Co., a middle-market full-service investment banking firm. During his term as Managing Director at D.A. Davidson & Co., Mr. Shaw has served on the Senior Management Committee and Board of Directors and as the lead investment banker in a wide variety of transactions including public stock offerings, private placements, and mergers and acquisitions. Mr. Shaw also served for 12 years with Pacific Crest Securities, in various roles, including Managing Director. Mr. Shaw is also serving as a member of the board of directors of Profire Energy, Inc., a NASDAQ company. His service as our Audit Committee chairman and as a director of investment banking firms provide valuable financial understanding. We believe that Mr. Shaw’s extensive experience and leadership in the financial services industry supports the conclusion that he should serve as one of our directors.

Malene S. Davis
Director
Age: 56
Director Since: 2017
Committees: Quality Assurance and Compliance, Nominating and Corporate Governance

Ms. Davis has served as a member of our Board of Directors since her election to the Board in November 2017. Ms. Davis serves as President and CEO of Capital Caring and West Virginia Caring, both of which are experienced hospice and palliative care providers serving patients and families in Maryland, Virginia, West Virginia and Washington, D.C. Prior to joining Capital Caring, Ms. Davis served as President and CEO of Hospice Care Corporation (now known as West Virginia Caring) in Arthurdale, West Virginia. In 2016, Capital Caring and West Virginia Caring entered into a partnership to improve quality of care in the region they served and Ms. Davis leads both companies as part of the partnership. In addition, Ms. Davis also serves as Chair of the West Virginia University Alumni Association Board of Directors. Ms. Davis received her nursing degree at West Virginia University in Morgantown, West Virginia and holds Masters Degrees in Business Administration and Nursing from West Virginia University. Additionally, Ms. Davis is a Certified Hospice and Palliative Nurse.

Continuing Directors for Term Ending at the 2019 Annual Meeting of Stockholders

Lee A. Daniels
Director
Age: 61
Director Since: 2013
Committees: Audit, Compensation (Chair), and Special Committee

Mr. Daniels has served as a member of our Board of Directors since June of 2013. Mr. Daniels is currently a professor of International Business and Marketing at the Marriott School of Management at Brigham Young University (BYU) where he has been teaching since 2004. Prior to joining the faculty at BYU, Mr. Daniels spent 25 years in international business where he worked in over 30 countries. Mr. Daniels served as the Chief Executive Officer and Managing Partner of Daniels Capital, LLC, an investment company that made real estate investments.  He was President of Newbridge Capital, Japan, one of the largest private equity funds in Asia, from 2001 to 2004, President and Representative Director of Jupiter Telecommunications Co., Ltd., the largest cable TV/internet/telephone company in Japan, and CEO of Titus Communications from 1998 to 2000. Mr. Daniels spent the majority of his career at AT&T where he served as President and Chief Executive Officer of AT&T Japan Ltd. from 1994 to 1998 and concurrently served as the Chairman of JENS, one of the first Internet Service Providers in Japan. Mr. Daniels has also served on numerous boards in Japan and the United States, including Raser Technologies and The US Travel Industry Association. He was also Chairman of the Board of the American International School in Japan, from 1999 to 2004.  Mr. Daniels earned a B.S. degree in Business Management from BYU, a Master’s Degree in International Business from Sophia University in Japan and completed the Executive Development Program at the J.L. Kellogg School of Management at Northwestern University. We believe that Mr. Daniels’ extensive management and board experience and his proven leadership and business capabilities support the conclusion that he should serve as one of our directors.

Continuing Directors for Term Ending at the 2020 Annual Meeting of Stockholders

Roy E. Christensen
Co-founder, Chairman of the Board
Age: 84
Director Since: Formation in 1999

Mr. Christensen has served as our Chairman of the Board since 1999. He served as our Chief Executive Officer from 1999 to April 2006. He is a 55-year veteran of the long-term care industry and was founder and Chairman of both Beverly Enterprises, Inc., a healthcare company, and GranCare, Inc. (which later merged into Mariner Post-Acute Network, Inc.) a healthcare company. In 1994, he founded Covenant Care, Inc., a successful long-term care company, and served as its Chairman and Chief Executive Officer from 1994 to 1997. He was Chairman of GranCare, Inc. from 1988 to 1993, and Chief Executive Officer of GranCare, Inc. from 1988 to 1991. He was a member of President Nixon’s Healthcare Advisory Task Force on Medicare and Medicaid, and spent four years as a member of the Secretary of Health, Education and Welfare’s Advisory Task Force during the Nixon Administration. We believe that Mr. Christensen’s extensive experience in the skilled nursing industry and his proven leadership and business skills support the conclusion that he should serve as one of our directors. Mr. Christensen is the father of our Chief Executive Officer, Christopher R. Christensen.

John G. Nackel, Ph.D
Director
Age: 66
Director Since: 2008
Committees: Quality Assurance and Compliance (Chair), Nominating and Corporate Governance, and Special Committee (Chair)

Dr. Nackel has served as a member of our Board of Directors since his election to the Board in June 2008. He is currently the Chairman and Chief Executive Officer of Three-Sixty Advisory Group, LLC (Three-Sixty) and Founder and General Partner of Wavemaker Three-Sixty Health, LP (Wavemaker 360) venture fund. Founded in 2007 by Dr. Nackel, Three-Sixty consults with leading health systems, payers, physicians, medical technology companies, and other providers. Founded in 2018, Wavemaker 360 invests in early-stage health care companies in the value-based payment space. Dr. Nackel is a 25-year veteran of Ernst & Young where he advised health care companies in his role as a Global Managing Director of Health Care. Dr. Nackel also served as CEO of Ingenix Consulting (now Optum), a division of United Healthcare. Dr. Nackel served as a director of Mercury General Corporation (NYSE:MCY) from 2016 until 2018. During his career, Dr. Nackel has also served as a board member or chairman of several privately held start-ups and emerging companies, including Visual Health Solutions, Vitalacy, HealthTask, ConnectedHealth, NetStrike, and Sertan, Inc. He earned his bachelor's degree at Tufts University, master's degrees in public health and industrial engineering at the University of Missouri, and a Ph.D. in industrial engineering (health systems design) at the University of Missouri. He is a fellow of the American College of Healthcare Executives (FACHE) and the Healthcare Information and Management Systems Society (FHIMSS). He is a senior member of the Institute of Industrial Engineers (IIE). We believe that Dr. Nackel’s extensive experience as a consultant and an advisor to healthcare companies, his extensive board and management experience and his valuable leadership and management insights support the conclusion that he should serve as one of our directors.

Barry M. Smith
Director
Age: 64
Director Since: 2014
Committees: Audit, Quality Assurance and Compliance, Compensation, and Nominating and Corporate Governance (Chair)

Mr. Smith has served as a member of our Board of Directors since 2014. He currently serves as Chairman and Chief Executive Officer of Magellan Health, Inc., the nation’s largest provider of behavioral health services and a leading national provider of radiology benefit management services, specialty pharmacy and prescription benefit management services, since 2013. He founded and served as chairman, president and Chief Executive Officer of VistaCare, Inc., a national provider of hospice services, from 1996 to 2002, and he served as chairman of VistaCare in 2003. From 1990 through 1995, Mr. Smith served as Chairman and Chief Executive Officer of Value Rx, Inc., which was then one of the country’s largest pharmacy benefit management companies and, prior to that, served as vice president of operations for PCS Health Systems, also a pharmacy benefit management firm. We believe Mr. Smith’s extensive experience as a proven and experienced leader in many healthcare businesses that are closely related to our businesses as well as his valuable strategic and other management insights support the conclusion that he should serve as one of our directors.

Affirmative Determinations Regarding Director and Nominee Independence

The NASDAQ Stock Market Rules require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board of Directors. After review of all of the relevant transactions or relationships between each director (and his or her family members) and us, our senior management and our independent registered public accounting firm, our Board of Directors has affirmatively determined that each of Dr. John G. Nackel and Messrs. Daren J. Shaw, Lee A. Daniels and Barry M. Smith and Ms. Malene S. Davis is "independent" within the meaning of the applicable NASDAQ Stock Market Rules.

Each member of our Board of Directors serving on our Audit, Compensation and Nominating and Corporate Governance committees is “independent” within the meaning of the applicable NASDAQ Stock Market Rules and, as applicable, the Exchange Act.

CORPORATE GOVERNANCE

We are committed to continually enhancing our strong corporate governance practices, which we believe helps us sustain our success and build long-term value for our stockholders. Our Board of Directors sets high standards for our employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board of Directors to serve as a prudent fiduciary for shareholders and to oversee the management of the Company's business. Our governance structure enables independent, experienced and accomplished directors to provide advice, insight, guidance and oversight to advance the interests of the Company and our stockholders.
Corporate Governance Practices
Our Chairman of the Board, Roy E. Christensen is one of the Company's founders and is the former CEO. The role of the Chairman is to provide governance and leadership to the Board, including helping to organize the Board's work and ensuring that its members have information to effectively carry out their responsibilities.
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that having the Company's Chief Executive Officer not serve as Chairman is in the best interest of the Company's stockholders at this time. However, the Board has determined that having the Company's former Chief Executive Officer serve as the Chairman makes the best use of the former Chief Executive Officer's extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company's management and the Board.

Below are some highlights of our corporate governance practices:

Board Structure and Practices	Each of our Board members is elected at least every three years
We have majority voting for our director elections
Five of our Board members are independent, in accordance with NASDAQ corporate governance rules and our Corporate Governance Guidelines
We have adopted a process, enabling shareholders to nominate directors in accordance with our bylaws
Our independent directors meet frequently in executive session
Our Board and committees engage in annual self-assessments

Board's Role in Risk Oversight
Our Board actively oversees the Company's risk and enterprise-wide risk management process in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the shareholders.

Our Board focuses on effective risk oversight to set the Company's tone and culture towards effective risk management by developing and establishing a mutual understanding with management of the Company's risk philosophy and overall appetite for risk.

Our Board is actively involved with management assessment of existing risk management processes and how management identifies, assesses and manages the Company's most significant risk exposures. Our Board expects frequent updates from management about the Company's most significant risks so as to enable it to evaluate whether management is responding appropriately.

Our Board is actively engaged in managing talent and long-term succession planning for executives.

Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee periodically discusses with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. Our compensation committee helps the Board to identify the Company's exposure to any risks potentially created by our compensation programs and practices. For a further discussion of how the compensation committee helps mitigate this risk, see the section titled "Compensation Discussion and Analysis - Compensation Policy and Objectives" below. Our nominating and corporate governance and quality assurance and compliance committees oversee risks relating to the Company's policies and assist the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Our special committee assesses the Company's performance under the Corporate Integrity Agreement entered into in October 2013. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.

Engaging with Our Shareholders
Management and directors engage with our shareholders throughout the year in a variety of forums. Our interactions cover a broad range of governance and business topics, including proxy access, board elections, compensation practices, peer group composition and business strategy. Our engagement activities and meaningful exchanges to which we have been exposed provide us with a valuable understanding of our shareholders' perspectives and an opportunity to share views with them. We look forward to maintaining an open line of dialogue with our shareholders.

We encourage you to visit the Corporate Governance area of the "Investor Relations" section of our website (www.ensigngroup.com/corporate-governance) where you will find detailed information about corporate governance at the Ensign Group, Inc. including our Nominating and Corporate Governance Committee Charter.
Committees of the Board of Directors and Related Matters
During fiscal 2017, our board of directors had five standing committees: the Compensation Committee, the Audit Committee, the Nominating and Corporate Governance Committee, the Quality Assurance and Compliance Committee and the Special Committee. The board of directors, upon recommendation of the Nominating/Governance Committee, makes committee and committee chair assignments annually at its meeting immediately preceding the annual meeting of shareholders, although further changes to committee assignments are made from time to time as deemed appropriate by the board. The committees operate pursuant to written charters, which are available on our website at www.ensigngroup.com/corporate-governance.

The current composition of each board committee is set forth below.

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Quality Assurance and Compliance Committee	Special Committee
Christopher R. Christensen				✓
Daren J. Shaw	✓	C			✓
Lee A. Daniels	C	✓			✓
Malene S. Davis			✓	✓
Roy E. Christensen («)
John G. Nackel, Ph.D			✓	C	C
Barry M. Smith	✓	✓	C	✓

✓	Member
C	Chairperson
«	Chairman of the Board
Attendance at Board and Committee Meetings, Annual Meeting

During the year ended December 31, 2017, our Board of Directors met five times. Each independent director and Mr. Christopher R. Christensen attended at least 75 percent of the meetings of our Board and the meetings of any of our Board committees on which they served that were held during the term of each director. Our Board of Directors and its committees also acted by way of various unanimous written consents during the year ended December 31, 2017.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting of Stockholders, we encourage our directors to attend. At the 2017 Annual Meeting, all seven members of the Board of Directors were in attendance and we expect that at least a majority of our Board of Directors will attend the Annual Meeting.
Our Board of Directors has an audit committee, a compensation committee, a nominating and corporate governance committee, a quality assurance and compliance committee and a special committee. Each committee, other than the special committee, has a written charter. Copies of the charters for the audit committee, the compensation committee and the nominating and corporate governance committee are posted on our web site at http://www.ensigngroup.net under the Investor Relations section. In addition, the compensation committee, the audit committee and the Board of Directors meet, at times, without management present in executive session.

Compensation Committee

Committee Members	The primary functions of the Compensation Committee include:
• Lee A. Daniels (Chair)	developing and reviewing policies relating to compensation and benefits;

• Barry M. Smith	determining or recommending to our Board of Directors the cash and non-cash compensation of our executive officers;

• Daren J. Shaw
evaluating the performance of our executive officers and overseeing management succession planning;
Number of meetings in fiscal 2017: 6
administering or making recommendations to our Board of Directors with respect to the administration of our equity-based and other incentive compensation plans; and

overseeing the preparation of the Compensation Discussion and Analysis and the related Compensation Committee Report for inclusion in our annual proxy statement.

All members of the compensation committee are independent directors, as defined in the NASDAQ Stock Market Rules. The compensation committee has not delegated any powers or authority to the Chief Executive Officer or any other executive officer of the Company in determining executive officer compensation. Our compensation committee retained the services of Willis Towers Watson, a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs for 2016. The compensation committee used the same guideline to establish the executive compensation and incentive program for 2017. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in recommending the amount or form of compensation, see the “Compensation Discussion and Analysis” section below.

Audit Committee

Committee Members	The primary functions of the Audit Committee include:
• Daren J. Shaw (Chair)	the conduct of our financial reporting process and the integrity of our financial statements and other financial information provided by us to the public or any governmental or regulatory body;

• Barry M. Smith
the functioning of our internal controls;
• Lee A. Daniels

Number of meetings in fiscal 2017: 5
procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

the approval of our transactions with related persons;
pre-approving audit and permissible non-audit services to be performed by our independent accountants, if any, and the fees to be paid in connection therewith;
the engagement, replacement, compensation, qualifications, independence and performance of our independent auditors, and the conduct of the annual independent audit of our financial statements;
the company's legal compliance programs and any legal or regulatory matters that may have a material impact on the Company's financial statements; and
the portions of our code of ethics and business conduct that relate to the integrity of our financial reports.
All members of the audit committee are independent directors, as defined in the NASDAQ Stock Market Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act). Each member of our audit committee can read, and has an understanding of, fundamental financial statements. Our Board of Directors has determined that Mr. Shaw qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. This designation is a disclosure requirement of the Securities and Exchange Commission related to Mr. Shaw's experience and understanding with respect to certain accounting and auditing matters. The designation does not impose on Mr. Shaw any duties, obligations or liability that are greater than those generally imposed on him as a member of our audit committee and our Board of Directors, and his designation as an audit committee financial expert pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of our audit committee or Board of Directors.

Both representatives of our independent registered public accounting firm and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Nominating and Corporate Governance Committee

Committee Members	The primary functions of the Nominating and Corporate Governance Committee include:
• Barry M. Smith (Chair)	assisting the Board of Directors in establishing the minimum qualifications for a director nominee, including the qualities and skills that members of our Board are expected to possess;

• Malene S. Davis
management succession planning;
• John G. Nackel

Number of meetings in fiscal 2017: 4
selecting, or recommending that our Board selects, the director nominees for election at the next annual meeting of stockholders, or to fill vacancies on our Board occurring between annual meetings of stockholders;

identifying and evaluating individuals qualified to become members of our Board, consistent with criteria approved by our Board and our nominating and corporate governance committee; and
developing, recommending to our Board, and assessing corporate governance policies for us.
All members of the nominating and corporate governance committee are independent directors, as defined in the NASDAQ Stock Market Rules.

Quality Assurance and Compliance Committee

Committee Members	The primary functions of the Quality Assurance and Compliance Committee include:
• John G. Nackel (Chair)
overseeing the promulgation, and the updating from time to time as appropriate, of a written corporate compliance program that substantially conforms to the Office of the Inspector General Program Guidance for Nursing Facilities, including written policies, procedures and standards of conduct, as well as disciplinary guidelines to assist officers and employees charged with direct enforcement responsibility;

• Christopher R. Christensen
designating a corporate compliance officer, and functioning as the compliance committee to which such compliance officer reports;
• Malene S. Davis

• Barry M. Smith	ensuring that means exist for the delivery of appropriate compliance training and education to the officers and employees of our several subsidiaries;

Number of meetings in fiscal 2017: 4
establishing lines of communication for escalating compliance and quality control issues to our quality assurance and compliance committee and our Board;
establishing a system for internal monitoring and auditing of compliance and quality control issues; and
causing our officers to respond, as appropriate, to compliance and quality control issues and to take effective corrective action.
All members of the nominating and corporate governance committee are independent directors, as defined in the NASDAQ Stock Market Rules.

Special Committee

Committee Members	The primary functions of the Special Committee include:
• John G. Nackel (Chair)
representing the Board's, the Company's and the stockholders' interests in addressing allegations and related matters arising from or in connection with the investigation previously conducted by the Department of Justice (DOJ) and to assess the Company's performance under the Corporate Integrity Agreement entered into by the Company in October 2013; and

• Daren J. Shaw

• Lee A. Daniels	retaining and working with independent legal counsel and other third-party consultants to facilitate its work.

In September 2010, the Board of Directors appointed a special committee consisting solely of “independent directors” as such term is defined in Rule 5605(a)(2) of the NASDAQ Stock Market Rules. The special committee will dissolve at the time the Board of Directors determines that it is no longer necessary.

The Company's Director Nomination Process

As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, which is available at our website at www.ensigngroup.net, these criteria include the candidate's personal and professional integrity, the candidate's financial literacy or other professional or business experience relevant to an understanding of the Company and its business, the candidate's demonstrated ability to think and act independently and with sound judgment, and the candidate's ability to be effective, in conjunction with other members or nominees of the Board of Directors in collectively serving the long-term interests of the Company and its stockholders. Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of the stockholders.

We believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors. Our nominating and corporate governance committee charter requires that the committee consider each candidate's qualities and skills and our nominating and corporate governance committee considers each candidate's background, diversity, ability, judgment, skills and experience in the context of the needs and current make up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations, finance, strategic planning, laws and regulations, government relations and relevant industries, especially the healthcare and skilled nursing industries. These considerations help the Board of Directors as a whole to have the appropriate mix of diversity, characteristics, skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee annually reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company. Although we do not have a formal diversity policy relating to the identification and evaluation of nominees for director, the nominating and corporate governance committee considers all of the criteria described above in identifying and selecting nominees and in the future may establish additional minimum criteria for nominees.
The nominating and corporate governance committee will consider nominees for the Board recommended by stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in the Company's next proxy statement. If an eligible stockholder wishes to recommend a nominee, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Corporate Secretary of the Company, Chad A. Keetch, at The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691, by the deadline for stockholder proposals set forth in the Company's last proxy statement, specifying the information set forth in the nominating and corporate governance committee charter. All such recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.
 General Nomination Right of All Stockholders.   Any stockholder may nominate one or more persons for election as a director at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our amended and restated bylaws. In order for a stockholder's director nomination to be timely, the stockholder must deliver written notice to our secretary not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for on a date that is not within 30 days of such anniversary date, notice by the stockholder must be so received no earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which public disclosure of the date of the meeting was made by the corporation, whichever occurs first. Such notification must contain the written consent of each proposed nominee to serve as a director if so elected and all other information required in Section 3.02 of our amended and restated bylaws.
 Director Compensation
In fiscal year 2017, our Chairman of the Board received an annual retainer of $100,000; and each of our non-employee directors received an annual retainer of $30,000. In addition, each member of the individual committees of the Board of Directors received the following retainers:

	Chair	Member
Committees	Retainer	Retainer
Audit	$30,000	$10,000
Quality Assurance and Compliance	30,000	6,000
Special	12,000	4,500
Nominating and Corporate Governance	12,000	2,000
Compensation	15,000	3,000

We do not compensate our non-employee directors other than for their service on our Board of Directors or its committees. Historically, we have compensated our non-employee Board members based upon what we considered to be fair compensation. Compensation for Board and committee service is now partially based upon relevant market data that we obtain by reviewing director compensation by public companies in the skilled nursing industry. To establish board compensation, our compensation committee reviews the published director compensation information of other skilled nursing companies, including National Healthcare Corporation, Kindred Healthcare, Inc., Encompass Health Corp., Amedisys, Inc., Brookdale Senior Living Inc., LTC Properties, Inc. and Genesis Healthcare, Inc. Based on these reviews, the compensation committee sets its annual retainers for outside directors and the Chairman of the Board and retainers to the chairpersons of each committee at levels that we believe are comparable to the median cash compensation paid to directors of these companies and the cash compensation payable to the Chairman of our Board is approximately equal to or less than the median cash compensation paid to the chairpersons of the boards of directors of these other companies who receive compensation for their role as chairpersons of the board and who are not also serving as the chief executive officers of such companies. We have employed this methodology to set compensation for our non-employee directors for 2017.

Prior to completing our initial public offering in 2007, we made only two stock option grants to our non-employee directors, which vested immediately upon the grant date. Our 2007 Omnibus Incentive Plan contained an automatic stock grant program for our directors. Each nonemployee director first elected to a three-year term prior to March 1, 2012 received an automatic stock grant for 1,800 shares of common stock on the 15th day of the month following each quarter end (Automatic Stock Grant Program). Starting in 2015, each non-employee director first elected prior to March 1, 2012 that is elected to a new three-year term began receiving an automatic stock grant of 1,500 shares on the 15th day of the month in each quarter after their current term expires and such shares vest over a three-year period, beginning with the first anniversary of the grant date.

Further, under the terms of our 2017 Omnibus Incentive Plan, each non-employee director receives a quarterly restricted stock grant of 1,500 shares on the 15th day of the month subsequent to quarter end and such shares shall vest over a three-year period, beginning with the first anniversary of the grant date. Directors elected to fill less than a three-year term will receive a pro rata stock award.

All unvested restricted stock grants will become fully vested on the date any such non-employee directors ceases serving on the Board unless such director is removed for cause. Pursuant to the Automatic Stock Grant Program, Board members receiving stock grants must maintain ownership of a minimum of thirty-three percent (33%) of the cumulative shares granted to him or her. Our Board of Directors and compensation committee considered the total compensation paid to directors of the companies named above in deciding to award these automatic stock awards. However, our Board of Directors and compensation committee determined the amount of stock awards based upon what they considered to be an appropriate incentive for board service to our company, and they did not attempt to base this number upon the amount awarded to directors of these other companies. Our Board has also determined that it may be necessary to provide additional incentives to prospective directors in order to recruit talented leaders to serve on the Board.

None of our directors or director nominees has any agreement or arrangement with any third party that relates to compensation or other payment in connection with that person’s candidacy or service as a director of our company.

The following table sets forth a summary of the compensation earned by our non-employee directors and Chairman in 2017. Our Chief Executive Officer, who currently serves as a director, does not receive any additional compensation for such service.

	Fees	Stock	All Other
	Earned	Awards	Compensation		Total
Name	($)	($)(1)	($)		($)

Roy E. Christensen	100,000	—	309	(2)	100,309
John G. Nackel	73,167	135,705	—		208,872
Daren J. Shaw	69,167	123,960	—		193,127
Barry M. Smith	44,333	123,960	—		168,293
Lee A. Daniels	55,750	123,960	—		179,710
Antoinette T. Hubenette (3)	53,750	117,756	—		171,506
Malene S. Davis (4)	6,333	—	—		6,333

(1)
This column reflects the total dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of the stock awards granted to each of the directors during the 2017 fiscal year in accordance with Accounting Standard Codification (ASC) 718, Stock Compensation. Dr. John G. Nackel received grants of 1,800 shares of restricted stock on January 17, 2017 and April 17, 2017 and received grants of 1,500 shares of restricted stock on July 17, 2017 and October 16, 2017. Ms. Antoinette T. Hubenette received grants of 1,200 shares of restricted stock on January 17, 2017 and received grants of 1,500 shares of restricted stock on April 17, 2017, July 17, 2017 and October 16, 2017. Messrs. Daren J. Shaw, Lee A. Daniels and Barry M. Smith received grants of 1,500 shares of restricted stock on January 17, 2017, April 17, 2017, July 17, 2017 and October 16, 2017. The fair value of these restricted stock awards on the grant dates was $20.68 on January 17, 2017, $18.47 on April 17, 2017, $21.53 on July 17, 2017 and $21.96 on October 16, 2017. Stock awards granted to Dr. Nackel on January 17, 2017 and April 17, 2017 were immediately vested upon the grant date. Awards granted to Dr. Nackel on July 17, 2017 and October 16, 2017, Messrs. Shaw, Smith and Daniels vest over a three-year period beginning on the first anniversary of the grant date. Compensation expense for stock awards granted to Board of Directors were recognized in full on the date these awards were granted.

(2)	Consists of term life insurance and accidental death and dismemberment insurance payments of $309.

(3)	Dr. Hubenette resigned from our board of directors on November 2, 2017.

(4)	Ms. Davis joined our board of directors on November 2, 2017.

Communications with Directors
Stockholders who would like to send communications to our Board, any committee of our Board or to any individual director may do so by submitting such communications to Chad A. Keetch at The Ensign Group, Inc., 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Mr. Keetch will then distribute such information to our Board of Directors for review. Communications received by the Company may be reviewed by Chad A. Keetch to ensure appropriate and careful review of the matter.

Code of Conduct and Ethics

We have adopted a code of ethics and business conduct that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. The code of ethics and business conduct is available at our website at www.ensigngroup.net under the Investor Relations section.

We intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of this code of ethics by posting such information on our website, at the address specified above.

SUSTAINABILITY

We are committed to supporting a sustainable future through our business practices. For Ensign, sustainability means caring about environmental and social impacts of our operations.

Environmental Sustainability

We understand the importance of addressing environmental sustainability and have undertaken initiatives to responsibly manage our overall environmental footprint. Most recently, we have focused on three areas to drive improvements: energy consumption, water use and waste.

We have made and will continue to make various capital investments with these initiatives in mind. We continue to implement energy conservation measures throughout our locations such as light-emitting diode (LED) lighting retrofits, heating, ventilation, and air conditioning (HVAC) upgrades, roofing improvements, and changes in the maintenance of community. In similar ways, our water initiatives, including smart controls, leak detections and repair, and behavioral changes, demonstrate our continued efforts to reduce water use. We are continuing our efforts to divert waste generated in our operations through effective recycling and waste reduction measures. Additionally, we partner with our vendors to purchase products and services that help our operations reduce their impact on the environment.

Social Sustainability

We aim to have an enduring impact on the communities in which we live and work through living our company's core values. The Emergency Fund is a way of passing the hat to help those coworkers whose lives are turned down by tragedy. This program is funded for the Company's team members by the team members. All team members can contribute to the fund either by a one-time donation or recurring payroll deduction. When in need of financial help due to financial hardships such as fire, hurricane, illness, accidents or other crisis, team members can apply to receive financial assistance. To date, the Emergency Fund has distributed over $3.3 million to co-workers in need.

Our Home Foundation is a non-profit organization engaged in a mission to enhance the quality of life for seniors in our communities through caring service, fulfilling essential needs, and providing education to caregivers. The financial support provided by the Home Foundation benefits seniors directly. In addition, through grants, scholarships and training programs provided through the Home Foundation, qualified clinical professionals are gaining the education to advance in the field of long-term care.

While we feel we have a good foundation, we are continuing to work in creating a more impactful approach to our sustainability strategy. We know that a focus on sustainability has a positive effect on our communities.

PROPOSAL 2: APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

✓
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent external audit firm retained to audit the Company’s financial statements. As a matter of good corporate governance, we are asking the stockholders to ratify the selection of Deloitte & Touche LLP (Deloitte) as our independent registered public accounting firm for the year ending December 31, 2018. The affirmative vote of a majority of the common stock having voting power present in person or represented by proxy and entitled to vote will be required to ratify the selection of Deloitte.

Stockholders are not required to ratify the appointment of Deloitte as our independent registered public accounting firm. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Representatives of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following table presents fees for professional services rendered by Deloitte for the years ended December 31, 2017 and 2016:

	2017	2016

Audit Fees(1)	$1,060,025	$945,550
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees(2)	2,600	2,600
Total	$1,062,625	$948,150

(1)
Audit Fees consisted principally of fees for the audit of our financial statements and internal controls under the Sarbanes-Oxley Act of 2002, and review of our financial statements included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as fees incurred in connection with the preparation and filing of registration statements with the Securities and Exchange Commission.

(2)	This amount represent subscription fees paid to Deloitte for use of an accounting research tool during the years ended December 31, 2017 and 2016.

 Pre-Approval Policies

Our audit committee approved all audit, audit-related, tax and other fees for services performed by our independent registered public accounting firm during the years presented. The audit committee has adopted an Audit and Non-Audit Services Pre-Approval Policy. This policy provides for general pre-approval for a specified range of fees for certain categories of routine services to be provided during a given calendar year. This general pre-approval is automatically renewed at the beginning of each calendar year, unless otherwise determined by the audit committee. If the cost of any proposed service exceeds the amount for which general pre-approval has been established, specific pre-approval by the audit committee is required. Specific pre-approval of services is considered at the regular meetings of the audit committee. The policy delegates authority to the Chairman of the audit committee to grant specific pre-approval between regularly scheduled audit committee meetings for audit and non-audit services not to exceed $200,000 and other services not to exceed $100,000. The policy also establishes a list of prohibited non-audit services. In making all of its pre-approval determinations, the audit committee considers, among other things, whether such services are consistent with the rules promulgated by the Public Company Accounting Oversight Board (the PCAOB) and the SEC regarding auditor independence, whether the independent auditor is best positioned to provide the most effective and efficient service, and whether the service might enhance the Company's ability to manage and control risk or improve audit quality. These and other factors are considered as a whole and no one factor is necessarily determinative.

Audit Committee Report

Our audit committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal controls over financial reporting and has discussed with our independent registered public accounting firm the matters required to be discussed, as pursuant to Auditing Standard No. 16, "Communications with Audit Committees," as adopted by the PCAOB.
Our audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant's communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.
 Our audit committee has also considered whether the provision of non-audit services provided to us by our independent registered public accounting firm is compatible with maintaining its independence and has discussed with the auditors such auditors' independence.
 Based on its review, our audit committee recommended to our Board of Directors that the audited financial statements for the Company's year ended December 31, 2017 be included in our Annual Report on Form 10-K for the year ended December 31, 2017, which was filed on February 8, 2018.

Submitted by:

Daren J. Shaw (Chair)
Barry M. Smith
Lee A. Daniels
Members of the Audit Committee

EXECUTIVE OFFICERS

Below is biographical information for each of our current executive officers as or March 31, 2018, other than Messrs. Christopher R. Christensen (whose biographical information is shown under "Proposal 1: Election of Two Directors" on page 8). Each executive officer serves at the discretion of the Board and the CEO.

Suzanne D. Snapper
Chief Financial Officer (since August 2009)
CPA
Age: 44

Ms. Snapper is responsible for the Company's accounting, finance, tax, internal controls, managed care, treasury and risk management functions. She has served as our Chief Financial Officer since August 2009 and previously served as our Vice President of Finance since joining Ensign in 2007. As Vice President of Finance, Ms. Snapper played a key role in taking the Company public in 2007. She also oversaw the implementation of our internal controls over financial reporting. Prior to joining the Company, she worked from 1996 to April 2007 as an accountant with KPMG LLP, where her practice included providing audit services for public companies in the technology, transportation and quick serve restaurant industries. Ms. Snapper is a certified public accountant.

Barry R. Port
Chief Operating Officer, Ensign Services, Inc. (since January 2012)
Age: 43

Mr. Port is responsible for providing consulting services and oversee our organization's ongoing skilled nursing operations. He has served as the Chief Operating Officer of our wholly-owned subsidiary, Ensign Services, Inc., which provides consulting and management services to our skilled nursing and assisted living operations, since January 2012. He previously served as the President of our subsidiary, Keystone Care, Inc., which supervised the operations of facilities in Texas, from March 2006 to December 2011. Prior to 2006, he served as the CEO at our Bella Vita Health and Rehabilitation Center (formerly Desert Sky Health and Rehabilitation Center) skilled nursing and assisted living campus in Glendale, Arizona, from March 2004 to March 2006. Before joining Ensign in March 2004, Mr. Port led Strategic Sourcing initiatives for Sprint Corporation, a telecommunications company, from 2001 to March 2004.

Chad A. Keetch
Executive Vice President and Secretary (since June 2014)
Age: 40

Mr. Keetch is responsible for our acquisitions, real estate matters, capital market transactions, investor relations, and new ventures. Mr. Keetch also serves as our corporate secretary and is responsible for assisting our Board of Directors and management with various governance matters. He was appointed as our Executive Vice President and Secretary on June 1, 2014. Prior to 2014, he served as our Vice President of Acquisitions and Business Legal Affairs and Assistant Secretary, where he was responsible for our acquisitions, real estate matters, securities transactions and investor relations. Prior to joining the Company, Mr. Keetch was an attorney at Stoel Rives LLP from September 2008 to March 2010 and Kirkland & Ellis LLP from September 2005 through September 2008, where his practice emphasized mergers and acquisitions, leveraged buyouts, capital markets transactions and corporate governance issues.

Beverly B. Wittekind
Vice President and General Counsel (since November 2009)
Age: 53

Ms. Wittekind is responsible for overseeing our legal affairs and compliance. She has served as our Vice President and General Counsel since November 2009 and previously served as our Corporate Compliance Officer and as Vice President and General Counsel of our wholly-owned subsidiary, Ensign Services, Inc., which operates our Service Center, since 2002. Prior to joining the Company, she worked at Vista Hospital Systems, a non-profit hospital system based in Corona, California, where she served as General Counsel, Chief Compliance Officer and Vice-President of Risk and Litigation Management. Ms. Wittekind is a graduate of the University of Notre Dame Law School and began her career in private practice at Snell & Wilmer and was a partner in the firm of Doyle, Winthrop, Oberbillig and West, both in Phoenix, Arizona, where she specialized in the defense of healthcare providers in medical malpractice litigation.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides information regarding our executive compensation objectives and principles, procedures, practices and decisions, and is provided to help give perspective to the numbers and narratives that follow in the tables in this section. This discussion will focus on our objectives, principles, practices and decisions with regards to the compensation of Christopher R. Christensen, Suzanne D. Snapper, Barry R. Port, Chad A. Keetch, and Beverly B. Wittekind (Named Executive Officers).

Say on Pay

We submitted our executive compensation program to a vote, on an advisory basis, of our stockholders and received the support of approximately 85.1% of the shares of common stock present and eligible to vote at our 2017 annual meeting of stockholders. The compensation committee considered the results of this stockholder advisory vote as one of many factors in structuring its compensation practices in 2017. We pay careful attention to any feedback we received from our stockholders regarding our executive compensation, including the say on pay vote. Given the support for the advisory vote on 2016 executive compensation, the compensation committee determined the fundamental characteristics of the program should remain intact for 2017.

In consideration of the stockholder vote at our 2017 annual meeting, the Board of Directors has determined that the Company will hold an advisory vote on executive compensation every year in connection with its annual meeting of stockholders.
 Compensation Policy and Objectives
We believe that compensation paid to our executive officers should be closely aligned with our performance and the performance of each individual executive officer on both a short-term and a long-term basis, should be based upon the value each executive officer provides to our company, and should be designed to assist us in attracting and retaining the best possible executive talent, which we believe is critical to our long-term success. Because we believe that compensation should be structured to ensure that a significant portion of compensation earned by executives will be directly related to factors that directly and indirectly influence stockholder value, the “at risk” compensation of our executive officers generally constitutes a large portion of their total compensation potential. In addition, commensurate with our belief that those of our employees who act like owners should have the opportunity to become owners, many of our executive officers have a significant level of stock ownership, which we believe aligns the incentives of the executive officers with the priorities of our stockholders. To that end, it is the view of our Board of Directors and compensation committee that the total compensation program for executive officers should consist of the following:

•	Base salary;

•	Annual and other short-term cash bonuses;

•	Long-term incentive compensation; and

•	Certain other benefits.
The compensation committee believes that our executive compensation program has been appropriately designed to provide a level of incentives that do not encourage our Named Executive Officers to take unnecessary risks in managing their respective functions. As discussed above, a substantial portion of our Named Executive Officers' compensation is performance-based, consistent with our approach to executive compensation. Our annual incentive compensation program is designed to reward annual financial and/or strategic performance in areas considered critical to our short- and long-term success. In addition, we measure performance on a variety of bonus criteria other than our profit to determine an executive's annual incentive compensation award, such as positive survey results, clinical quality standards, positive patient feedback and feedback from other employees regarding such executives' performance. We believe this discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health. Likewise, our long-term equity incentive awards are directly aligned with long-term stockholder interests through their link to our stock price and multi-year ratable vesting schedules. In combination, the compensation committee believes that the various elements of our executive compensation program sufficiently tie our executives' compensation opportunities to our focus on sustained long-term growth and performance.
The compensation committee’s charter enables the compensation committee to retain or obtain the advice of a compensation consultant, legal counsel, or other adviser (Compensation Adviser). The compensation committee is directly responsible for the appointment, compensation, and oversight of any such Compensation Adviser. In establishing our executive compensation packages, the compensation committee has historically reviewed compensation packages of executives of companies in the skilled nursing and other related industries based on publicly available information. Our compensation committee has the sole authority to retain and terminate the services of a compensation consultant who reports to the compensation committee. Most recently, our compensation committee engaged Willis Towers Watson, a national consulting firm, to assist in the development and validation of our executive compensation and incentive programs for 2016. As part of the study, Willis Towers also conducted a peer group analysis and benchmarking assessment on director and executive compensation.  The results of this consultation, in combination with the compensation committee’s own research and analysis, were a part of the process the compensation committee undertook in determining the executive compensation and incentive programs for 2016 (including the grants of equity incentive awards for our executives and directors). We used the same guideline validated by Willis Towers to establish our incentive program for 2017.
The compensation committee may select, or receive advice from, a Compensation Adviser only after taking into consideration the following factors: (i) the provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser; (ii) the amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser; (iii) the policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest; (iv) any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the compensation committee; (v) any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and (vi) any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company. Based on the consideration of the various factors as set forth in the rules promulgated by the SEC, the compensation committee does not believe that its relationship with Willis Towers Watson and the work of Willis Towers Watson on behalf of the compensation committee has raised any conflict of interest.
Principal Economic Elements of Executive Compensation
Base Salary.   We believe it is important to pay our executives' salaries within a competitive market range in order to attract and retain highly talented executives. Although historically we have not set executive salaries based upon any particular benchmarks, we may from time to time generally review relevant market data to assist us in our compensation decision process. We have historically validated our compensation decisions by comparing the compensation of executives at other public companies in the skilled nursing industry to the compensation of our executives. Our compensation committee reviewed the published compensation of the named executive officers of National Healthcare Corporation, Kindred Healthcare, Inc., Encompass Health Corp, Amedisys, Inc., Brookdale Senior Living Inc., LTC Properties, Inc. and Genesis Healthcare, Inc. We believe that the base salaries and the total compensation of our executives are on the lower end of base salaries and median total compensation of executives with similar positions at comparable companies. Each of our executive's base salary is generally determined based upon job responsibilities, individual experience and the value the executive provides to our company. The compensation committee considered each of these factors in determining the compensation each executive would be paid in 2017. We may elect to change this practice in future years, and periodically in the past, the compensation committee has elected to employ a compensation consultant to examine our compensation practices. The decision, if any, to materially increase or decrease an executive's base salary in subsequent years will likely be based upon these same factors and others recommended by a compensation consultant, if any. Our compensation committee makes decisions regarding base salary at the time the executive is hired, and makes decisions regarding any changes to base salary on an annual basis.

Annual Cash Bonuses.   We establish an executive incentive program each year, pursuant to which certain executives may earn annual bonuses based upon our performance under the criteria set forth in our 2017 Omnibus Incentive Plan. Historically, in the first quarter of each year, our compensation committee identifies the plan's participants for the year and establishes an objective formula by which the amount, if any, of the plan's bonus pool will be determined. The committee also has the discretion to allocate the bonus pool among the individual executives prior to the end of the year and any such early allocation will remain subject to further adjustments upon the final determination of the bonus pool calculations during the first quarter of each year. This formula is based upon adjusted annual income before provision for income taxes. The bonus pool is also adjusted to include certain clinical and governance performance that can increase or decrease the bonus pool based on the achievement of a pre-established target.

The 2017 lowest target increased by 5% from the 2016 lowest target. Our compensation committee established the following formula for the 2017 bonus pool:

Adjusted Annual Income Before Provision for Income Taxes (EBT) in 2017	Bonus Pool

For EBT up to $26.0 million	$—
For EBT greater than $26.0 million, but less than $31.0 million	EBT between $26.0 million and $31.0 million * 2.5%
For EBT greater than $31.0 million, but less than $36.0 million	$0.125 million + (amount of EBT between $31.0 million and $36.0 million * 5.0%)
For EBT greater than $36.0 million, but less than $41.0 million	$0.375 million + (amount of EBT between $36.0 million and $41.0 million * 7.5%)
For EBT greater than $41.0 million, but less than $51.0 million	$0.750 million + (amount of EBT between $41.0 million and $51.0 million * 10.0%)
For EBT greater than $51.0 million, but less than $71.0 million	$1.750 million + (amount of EBT between $51.0 million and $71.0 million * 12.5%)
For EBT greater than $71.0 million	$4.250 million + (amount of EBT over $71.0 million * 15.0%)

Based on the performance, the formula above is adjusted for the following: 1) if performance declines by 10% or less from prior year levels, then the lowest target boundary will increase by 10%; 2) if performance declines by more than 10% from prior year levels, then the lowest target boundary will increase by 20%; and 3) if performance declines by 20% or more, then no incentive will be awarded under the plan.

Historically, in the first quarter of the subsequent year, our compensation committee subjectively allocates the bonus pool among the individual executives based upon the recommendations of our Chief Executive Officer and the compensation committee's perceptions of each participating executive's contribution to our financial, clinical and governance performance during the preceding year, and value to the organization going forward. The financial measure that our compensation committee considers is our adjusted annual income before provision for income taxes. The clinical measures that our compensation committee considers include our success in achieving positive survey results and Centers for Medicare Services' five-star performance. The governance measure that our compensation committee considers includes succession planning, culture of the organization, strategic organizational development and development of leadership team throughout the organization. Our compensation committee also reviews and considers feedback from other employees regarding the executive's performance. Our compensation committee exercises discretion in the allocation of the bonus pool among the individual executives and has, at times, awarded bonuses that, collectively, were less than the bonus pool resulting from the predetermined formula. Based on the adjusted predetermined formula, the bonus pool for 2017 was $3.9 million. Bonuses for 2017, cash incentive performance were allocated to the Named Executive Officers who participated in the executive incentive program as follows: Christopher Christensen, $1,164,999, Suzanne Snapper, $866,151, Barry Port, $963,220 and Chad Keetch, $692,395. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation, such that if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards. As the bonus pool was greater than the stated amount (which was $3.5 million for 2017), restricted bonus stock awards were granted to the participating Named Executive Officers as follows: Christopher Christensen, $59,001, Suzanne Snapper, $43,849, Barry Port, $48,780 and Chad Keetch, $35,068. These bonus stock awards are fully vested and subject to one year transfer restriction.
Each year, our compensation committee reviews our financial performance goals and may adjust the bonus pool formula at its discretion to better align the amount available for annual executive bonuses with our objectives. Historically, the compensation committee has increased the amount of adjusted annual income before provision for income taxes that must be achieved in order to create the same bonus pool as the preceding year in order to increase the difficulty of receiving the same bonus. The allocation of this bonus pool to the participating executives remains discretionary based upon the compensation committee's determination of each participating executive's contribution to our annual performance and value to the organization going forward. The 2017 financial performance goals and bonus pool formula have been established by the compensation committee consistent with historical practices and guideline validated by Willis Towers to establish our incentive program for 2017. The 2017 plan includes specific governance performance goals, which include succession planning and establishing a capital market strategy. In addition, the compensation committee has continued the “clawback” policy previously established, which allows our Board to recover performance-based compensation paid to our executives under our executive incentive plan in certain circumstances where there has been a restatement of the Company's financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.
Long-Term Incentive Compensation.   We believe that long-term performance is achieved through an ownership culture. Accordingly, we encourage long-term performance by our executives and other key personnel throughout the organization through the use of stock-based awards. We have adopted equity incentive plans that permit the grant of stock, stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based awards. Historically, we have generally issued stock options and restricted stock under these plans.

In order to preserve the linkage between the interests of executives and other key personnel and those of stockholders, we generally grant stock options to those executives and others who have performed at a high level and have demonstrated qualities of an ownership culture. Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. We intend to continue to provide long-term awards through the granting of stock based awards. The individuals receiving these awards will be required to hold them for one year from the end of the calendar year for which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon separation of the individual from the Company.

Except with respect to grants to our directors and other stock grants issued pursuant to the executive incentive plan, the stock options and restricted stock awards that we grant generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with us terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Until vested, the restricted stock may not be transferred, and vested shares shall be subject to our insider trading policy. Stock options generally have a maximum term of ten years. The grant dates of our stock options and restricted stock awards are generally the date our Board of Directors or compensation committee meets to approve such stock option grants or restricted stock awards. Our Board of Directors or compensation committee historically has approved stock-based awards at regularly scheduled meetings. Our Board of Directors and compensation committee intend to continue this practice of approving the majority of stock-based awards at regularly scheduled meetings on a quarterly basis, unless earlier approval is required for a new-hire inducement or position change grant; regardless of whether or not our Board of Directors or compensation committee knows material non-public information on such date. The exercise price of our stock options is the fair market value of our common stock on the date of grant as determined by the closing price of our common stock on the NASDAQ Stock Market on the date of grant. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares of common stock underlying the option, including voting rights and the right to receive dividends or dividend equivalents. However, the recipients of restricted stock will have the right to vote and to receive any dividends or other distributions paid with respect to their shares of restricted stock, whether vested or unvested.

 Mr. Christopher Christensen historically has made recommendations to our compensation committee and Board of Directors regarding the amount of stock options and other compensation to grant to our other executives based upon his assessment of their performance, and may continue to do so in the future. Our executive officers, however, do not have any role in determining the timing of our stock option grants.

Although we do not have any formal policy for determining the amount of stock-based awards or the timing of our stock-based awards, we have historically granted stock options or restricted stock to high-performing employees (i) in recognition of their individual achievements and contributions to our company, and (ii) in anticipation of their future service and achievements. We may in the future introduce a more formal plan.

Other Compensation.   Our executives are eligible to receive the same benefits that are available to all employees, including the premiums paid to provide life insurance equal to each executive's annual salary and the premiums to provide accidental death and dismemberment insurance. For 2017, Christopher Christensen and Barry Port received automobile allowances of $15,900 and $11,000, respectively, and third-party tax service payments of $6,250 and $6,015, respectively. Chad Keetch and Beverly Wittekind received third-party tax service payments of $3,085 and $1,160, respectively.

Tax Treatment of Compensation

Before 2018, Internal Revenue Code Section 162(m) limited the amount that we may deduct for income tax purposes with respect to annual compensation paid to our principal executive officer and to each of our three most highly compensated officers (other than our principal financial officer) to $1.0 million per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of performance-based compensation.  In this regard, among other things, we do intend that stock options granted under our 2017 Omnibus Incentive Plan qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and therefore are exempt from the $1.0 million limit.  However, the compensation committee believes that in certain circumstances factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of us and our stockholders.  For example, the compensation committee may approve compensation, such as discretionary cash bonuses or time-vesting restricted stock awards, that will not meet the Section 162(m) requirements in order to, among other things, enable competitive levels of total compensation of our Named Executive Officers.

The tax reform legislation signed into law on December 22, 2017 made the following changes under Internal Revenue Code Section 162(m), which became effective on January 1, 2018: 1) the annual $1.0 million compensation deduction limit will apply to any individual who served as the chief executive officer (CEO) or chief financial officer (CFO) at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year; 2) once an individual becomes a covered employee subject to Section 162(m) for any taxable year beginning after December 31, 2016, that individual will remain a covered employee for all future years, including after termination of employment or even death; and 3) the exception under Code Section 162(m) for qualified performance-based compensation and commissions will be eliminated, so that all compensation paid to a covered employee in excess of $1.0 million would be nondeductible, including post-termination and post-death payments, severance, deferred compensation and payments from nonqualified plans.

Due to the income tax law created by the tax reform legislation, and in particular the removal of the Internal Revenue Code Section 162(m) performance-based compensation exemption, compensation that is paid from, bonus plans, equity compensation awards and other incentive compensation arrangements will now likely count against the Section 162(m) annual $1.0 million limit and therefore it is likely that compensation paid to covered employees which exceeds $1.0 million in a given year will not be tax deductible.

Given our changing industry and business, as well as the competitive market for outstanding executives, the compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully deductible. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.

Equity Instrument Denominated in the Shares of a Subsidiary

As an extension of our belief that long-term performance is achieved through an ownership culture, we implemented the 2016 Omnibus Incentive Plan (the “Cornerstone Plan”) for Cornerstone Healthcare, Inc., a subsidiary of The Ensign Group and the holding company of various subsidiaries that own and operate home health and hospice agencies (Cornerstone).

The purpose of the Cornerstone Plan, which was approved by our Board on May 26, 2016, is to promote the interests of the Company and its stockholders by aiding Cornerstone in attracting and retaining officers, employees, consultants and independent contractors capable of assuring the future success of Cornerstone and to attract and retain officers, employees and independent contractors for its Affiliates, to offer such persons incentives to continue in Cornerstone’s or its Affiliates’ employ or service, as applicable, and to afford such persons an opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in Cornerstone. The Board intends that the Cornerstone Plan will be primarily used for employees of Cornerstone and its Affiliates.

The Cornerstone Plan provides for the grant of stock options, restricted stock and other stock awards to eligible participants under the plan. The grant dates of these awards are generally the date of our Annual Stockholder Meeting when our Board of Directors or compensation committee meets to approve such stock option grants or restricted stock awards. The Board of Directors or compensation committee intent is to approve Cornerstone stock-based awards once per year on the date of our Annual Stockholder Meeting, regardless of whether or not our Board of Directors or compensation committee knows material non-public information on such date. The exercise price of Cornerstone stock options is the fair market value of Cornerstone common stock on the date of grant as determined by a third party valuation firm.

The Compensation Committee of the Board of Ensign, has full administrative authority under the Cornerstone Plan, which authorizes the issuance of 6,258,709 shares of Cornerstone's common stock under the plan. As of March 31, 2018, a total of 3,614,099 shares of Cornerstone common stock were then subject to outstanding awards under the Cornerstone Plan, and an additional 2,644,610 shares of Cornerstone common stock were then available for new award grants under the Cornerstone Plan.

The stock options and restricted stock awards granted under the Cornerstone Plan generally vest as to 20% of the shares of common stock underlying the option or restricted stock award on each anniversary of the grant date. If a recipient’s employment with Cornerstone or its Affiliates terminates, then the restricted stock that remains unvested as of the date of the termination of the recipient’s employment will be forfeited without compensation. Because Cornerstone stock is not traded on a public exchange, shares obtained either by grant or by exercising options are subject to unique limitations. For example, recipients of Cornerstone common stock do not have any voting rights, dividend rights, or cash dividend rights and the shares are subject to limitations on transfer or sale. Until vested, the restricted stock may not be transferred and after such shares are vested, they may be subject to further restrictions on transfer, sale or disposition contained in the Cornerstone Plan, a stockholders agreement between the participant and Cornerstone, and the terms and conditions of the respective award, including certain call rights and certain put rights set forth in the award.

On an annual basis, Cornerstone's common stock will be valued by an independent third party valuation firm. Once a final valuation has been received, each recipient will be given written notice of the value of Cornerstone and common stock. In order to provide the Cornerstone participants with liquidity in their Cornerstone common stock, each participant has a put right during a window of time established at the sole discretion of the Board. The Board intends that the put window will occur on an annual basis at around the same time of the Company’s annual stockholder meeting. The window will provide a fifteen day period during which the participants in the Cornerstone Plan can sell certain shares of Cornerstone stock back to Cornerstone. Only shares that are vested and that have been held for at least six months may be sold back to Cornerstone. Cornerstone, at its sole discretion, has the right to purchase all or a portion of such Cornerstone shares using cash or exchanging fully vested Ensign shares equal to the value of the Cornerstone shares being exchanged.

In order to preserve the linkage between the interests of the Company and Cornerstone, as well as executives and other key personnel and those of our stockholders, Cornerstone granted certain of our executives restricted stock awards in Cornerstone.

Our executives who have significant levels of stock ownership are not permitted to hedge the economic risk of such ownership. These individuals receiving these awards will be required to hold them for one year from the end of the calendar year for which they are earned. The ownership and restriction on the restricted stock awards will not terminate upon separation of the individual from the Company. For 2016, restricted stock awards in Cornerstone were granted to the participating Named Executive Officers in the following dollar amounts: Christopher Christensen, $32,880, Suzanne Snapper, $13,700, Barry Port, $2,740 and Chad Keetch, $5,480. These bonus stock awards vest annually over a five year period. The first tranche of vesting for the restricted stock awards in Cornerstone vested on May 26, 2017 to the participating Named Executive Officers in the following dollar amounts: Christopher Christensen, $7,776, Suzanne Snapper, $3,240, Barry Port, $648 and Chad Keetch, $1,296. There were no restricted stock awards granted in 2017 to the Named Executive Officers under the Cornerstone Plan.

Pay Ratio Disclosure

Pursuant to a mandate of the Dodd-Frank Act, the Securities and Exchange Commission adopted a rule requiring U.S. publicly-traded companies to disclose the ratio of the annual total compensation of their principal executive officer (PEO) to that of their median employee. This disclosure is required in this proxy statement and requires that our median employee be selected from all employees, including full-time and part-time.

Because the SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, apply certain exclusions, and make reasonable estimates that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable with the pay ratio that we have reported. While it is common practice in our industries to outsource non-patient functions such as dietary, housekeeping and laundry, it is our company's practice to keep these functions in-house. Approximately 52% of our total employees consists of dietary aids, housekeepers, cooks, nursing assistants and maintenance staffs. In particular, it is important to bear in mind that we employ approximately 28,000 employees in Arizona, California, Colorado, Idaho, Iowa, Kansas, Nebraska, Nevada, Oklahoma, Oregon, South Carolina, Texas, Utah, Washington and Wisconsin as of December 31, 2017, which will impact the comparability of our PEO pay ratio.

We calculated our pay ratio in accordance with the Dodd-Frank Act and Item 402(u) of the SEC’s Regulation S-K, to arrive at a reasonable estimate. Our employee population as of December 31, 2017 was 21,165, which included all full- and part-time employees and excluded leave of absence, on-call workers and workforce at our 2017 acquired operations. Our on-call employees are not regularly schedule employees, they are only scheduled on a as needed basis. We have approximately 4,700 employees (approximately 17% of our total workforce) that are on-call. We had approximately 2,000 employees at our 2017 acquired operations (approximately 7% of our total workforce).

We identified our median employee by using total 2017 compensation for all individuals, excluding our PEO, who were employed by us on December 31, 2017. In the case of salaried employees, we annualized the salary of those who joined the Company during 2017. For hourly employees that joined the Company in 2017, we annualized the number of weeks worked to determine a 52-week equivalent compensation. We acknowledge that this may not be representative of what the actual hours the employees may work during the year and may represent less than or more than the actual wages these individuals may earn during the year. To identify the employee with the median total annual compensation, as well as to determine the annual total compensation of the median employee, we adopted a variety of methodologies, applied certain exclusions, and made estimates based on our payroll and employment records, in a manner consistent with SEC rules. We used taxable wages for the full 2017 calendar year to identify the median employee. Using this methodology, we determined that our median employee was a part-time hourly staff with total compensation of $29,270. This total compensation figure reflects employment on a part-time hourly basis, which the number of hours can range between one and 31 hours a week, and does not include the potential bonus eligible to a full-time salaried employee. The figure also is not necessarily representative of the compensation of other post acute employees or of our overall compensation practices. The wages of part-time employees cannot be translated into a full time salary for the calculation of the CEO Pay Ratio in accordance with SEC's Regulation S-K.

The Company’s PEO is our CEO, Mr. Christensen. Based on an annual total compensation of our median employee for 2017 of $29,270, and annual total compensation for our CEO in 2017 as reported in the “Total” column of our Summary Compensation Table included in this proxy statement of $1.8 million, the ratio of our CEO’s annual total compensation to our median employee’s annual total compensation would be computed to be 63 to 1.

The SEC's rules requiring pay ratio disclosure allow companies to exercise a significant amount of flexibility in making a determination as to who is the median employee and does not mandate that each public company use the same method. In addition, our compensation philosophy means fair pay based on a person's role in the Company, a subjective determination of the market value of that person's job and that person's performance in that position. As a result, the annual total compensation of our median employee is unique to that person and is not a good indicator of the annual total compensation of any of our other employees and is not comparable to the annual total compensation of employees at other companies. Similarly, we would not expect that the ratio of the annual total compensation of our CEO to our median employee to be a number that can be compared to the ratio determined by other companies in any meaningful fashion.

COMPENSATION COMMITTEE REPORT

Our compensation committee has reviewed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions with management, the compensation committee recommended to our Board that the foregoing Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Submitted by:

Lee A. Daniels (Chair)
Daren J. Shaw
Barry M. Smith
Members of the Compensation Committee

Executive Compensation

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2017 by our Named Executive Officers. For a discussion of the compensation of our directors, see “Director Compensation” described in Proposal 1 above.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Other Compensation ($)		Total ($)

Christopher R. Christensen	2017	490,483	—	96,756	59,001	1,164,999	27,421	(5)	1,838,660
Chief Executive Officer	2016	476,197	—	31,716	70,460	1,000,000	33,787		1,612,160
and President	2015	462,327	—	86,982	793,348	1,621,827	22,664		2,987,148

Suzanne D. Snapper	2017	326,227	—	45,153	96,041	866,151	3,828	(6)	1,337,400
Chief Financial Officer	2016	316,725	—	44,403	66,312	900,000	4,231		1,331,671
	2015	307,500	—	86,982	606,441	1,190,313	3,600		2,194,836

Barry R. Port	2017	346,094	—	51,603	108,428	963,220	17,360	(7)	1,486,705
Chief Operating Officer,	2016	336,014	—	31,717	40,320	500,000	15,309		923,360
Ensign Services, Inc.	2015	326,227	—	86,982	604,978	1,186,891	13,343		2,218,421

Chad A. Keetch	2017	300,889	—	45,153	87,260	692,395	3,377	(8)	1,129,074
Executive Vice President	2016	292,125	—	44,403	58,092	700,000	1,424		1,096,044
and Secretary	2015	280,833	—	86,982	460,047	852,301	1,066		1,681,229

Beverly B. Wittekind	2017	416,364	375,000	19,351	22,368	—	5,188	(9)	838,271
Vice President and	2016	406,208	350,000	19,030	22,548	—	1,493		799,279
General Counsel	2015	403,962	500,000	30,739	34,352	—	3,995		973,048

(1)	Including in Beverly Wittekind's amount is an annual discretionary bonus.

(2)
The annual amounts shown are the amounts of total compensation cost which will be recognized over the five year vesting period related to options to purchase common stock which were granted during fiscal year 2017, 2016 and 2015, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. These awards are not immediately exercisable and vest over five years. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

(3)
The annual amounts shown are the amounts of compensation cost which will be recognized over the five year vesting period related to restricted stock awards which were granted during fiscal year 2017, 2016 and 2015, as a result of the adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Including in the stock awards total is the 2016 restricted stock awards under the Cornerstone Plan. Cornerstone restricted stock awards were granted in 2016 to Christopher Christensen, Suzanne Snapper, Barry Port and Chad Keetch for the amount of $32,880, $13,700, $2,740 and $5,480, respectively. See further discussion under the heading "Compensation Discussion and Analysis--Equity Instrument Denominated in the Shares of a Subsidiary." In addition, a portion of the bonuses paid under the executive incentive plan to Christopher Christensen, Suzanne Snapper, Barry Port and Chad Keetch in 2017 of $59,001, $43,849, $48,780 and $35,068, respectively, and 2015 of $702,484, $515,577, $514,114 and $369,183, respectively, was in the form of fully vested stock awards. The Company did not grant restricted bonus stock awards to the participating Named Executive Officers in 2016 as the bonus pool was not greater than stated amount. See further discussion under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation."

(4)
The amounts shown in this column constitute the cash bonuses made to certain Named Executive Officers. Christopher Christensen, Suzanne Snapper, Barry Port and Chad Keetch participated in our executive incentive program. These awards are discussed in further detail under the heading "Compensation Discussion and Analysis--Principal Economic Elements of Executive Compensation."

(5)
Consists of term life insurance and accidental death and dismemberment insurance payments of $771, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $4,500, third-party tax service payments of $6,250 and a car allowance of $15,900.

(6)	Consists of term life insurance and accidental death and dismemberment insurance payments of $322 and a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $3,506.

(7)	Consists of term life insurance and accidental death and dismemberment insurance payments of $345, third-party tax service payments of $6,015 and a car allowance of $11,000.

(8)	Consists of term life and accidental death and dismemberment insurance payments of $292 and third-party tax service payments of $3,085.

(9)
Consists of term life insurance and accidental death and dismemberment insurance payments of $985, a matching contribution to The Ensign Group, Inc. 401(k) retirement plan of $3,043 and third-party tax service payments of $1,160.

Grants of Plan-Based Awards - 2017

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during 2017.

		All Other Stock Awards: Number of Shares or Stock Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Options or Stock Awards ($)

Name	Grant Date

Christopher R. Christensen	5/25/2017	—	15,000	18.64	96,756	(1)

Suzanne D. Snapper	5/25/2017	—	7,000	18.64	45,153	(1)
	5/25/2017	2,800	—	—	52,192

Barry R. Port	5/25/2017	—	8,000	18.64	51,603	(1)
	5/25/2017	3,200	—	—	59,648

Chad A. Keetch	5/25/2017	—	7,000	18.64	45,153	(1)
	5/25/2017	2,800	—	—	52,192

Beverly B. Wittekind	5/25/2017	—	3,000	18.64	19,351	(1)
	5/25/2017	1,200	—	—	22,368

(1)
The amounts shown are the aggregate fair value of the stock option awards which were granted under our 2017 Omibus Incentive Plan in fiscal year 2017, which will be recognized over the five year vesting period, as a result of adoption of ASC 718. These amounts disregard the estimated forfeiture rate which is considered when recognizing the ASC 718 expense in the consolidated financial statements. For a discussion of valuation and forfeiture assumptions, see Note 16 in our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Outstanding Equity Awards at Fiscal Year-End - 2017

The following table lists the outstanding equity incentive awards held by our Named Executive Officers as of December 31, 2017.

	Option Awards								Stock Awards (1)
	Grant	Number of Options Awards Granted		Number of Options Awards	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Shares or Units of Stock That Have Vested
Name	Date	(4)		Vested	(#)(2)	(#)(2)	($)(4)	Date	(#)	($)(3)	(#)

Christopher R. Christensen	2/15/2012	—		—	—	—	—	—	—	—	18,150	(5)
	3/14/2013	—		—	—	—	—	—	—	—	7,688	(5)
	5/29/2014	128,310	(6)	76,986	25,662	51,324	$12.85	5/29/2024
	2/4/2015	—		—	—	—	—	—	—	—	24,828	(5)
	7/30/2015	9,000		3,600	3,600	5,400	$25.24	7/30/2025	2,160	47,952	1,440
	3/14/2016	—		—	—	—	—	—	—	—	32,165	(5)
	8/31/2016	5,000		1,000	1,000	4,000	$18.79	8/31/2026	1,600	35,520	400
	5/25/2017	15,000		—	—	15,000	$18.64	5/25/2027	—	—	—

Suzanne D. Snapper	10/29/2008	21,996		21,996	6,600	—	4.06	10/29/2018	—	—	—
	1/29/2009	21,996		21,996	21,996	—	4.56	1/29/2019	—	—	—
	4/30/2009	54,990		54,990	54,990	—	4.23	4/30/2019	—	—	—
	7/23/2009	21,996		21,996	21,996	—	4.35	7/23/2019	—	—	—
	12/17/2009	36,660		36,660	36,660	—	4.06	12/17/2019	—	—	—
	5/25/2010	—		—	—	—	—	—	—	—	4,000
	10/14/2010	—		—	—	—	—	—	—	—	8,000
	2/2/2011	—		—	—	—	—	—	—	—	3,000
	3/15/2011	—		—	—	—	—	—	—	—	17,390	(5)
	8/11/2011	—		—	—	—	—	—	—	—	4,000
	10/27/2011	9,164		9,164	9,164	—	6.42	10/27/2021	—	—	2,000
	2/15/2012	—		—	—	—	—	—	—	—	12,088	(5)
	10/31/2012	7,332		7,332	7,332	—	7.96	10/31/2022	—	—	1,600
	3/14/2013	—		—	—	—	—	—	—	—	4,726	(5)
	6/12/2013	9,164		7,332	7,332	1,832	9.75	6/12/2023	400	8,880	1,600
	8/1/2013	9,164		7,332	7,332	1,832	10.59	8/1/2023	400	8,880	1,600
	10/29/2013	3,666		2,932	2,932	734	11.49	10/29/2023	160	3,552	640
	5/29/2014	146,640	(6)	87,984	87,984	58,656	12.85	5/29/2024	—	—	—
	2/4/2015	—		—	—	—	—	—	—	—	18,598	(5)
	7/30/2015	9,000		3,600	3,600	5,400	25.24	7/30/2025	2,160	47,952	1,440
	3/14/2016	—		—	—	—	—	—	—	—	23,607	(5)
	8/31/2016	7,000		1,400	1,400	5,600	18.79	8/31/2026	2,240	49,728	560
	5/25/2017	7,000		—	—	7,000	18.64	5/25/2027	2,800	62,160	—
Barry R. Port	12/17/2009	29,328		29,328	4,328	—	4.06	12/17/2019	—	—	—
	3/11/2010	21,996		21,996	21,996	—	4.77	3/11/2020	—	—	—
	5/25/2010	—		—	—	—	—	—	—	—	4,000
	7/29/2010	—		—	—	—	—	—	—	—	4,000
	10/14/2010	—		—	—	—	—	—	—	—	4,000
	2/2/2011	—		—	—	—	—	—	—	—	8,000
	5/26/2011	—		—	—	—	—	—	—	—	4,000
	10/27/2011	18,330		18,330	18,330	—	6.42	10/27/2021	—	—	4,000
	2/15/2012	—		—	—	—	—	—	—	—	38,682	(5)
	7/26/2012	18,330		18,330	18,330	—	7.86	7/26/2022	—	—	4,000
	10/31/2012	7,332		7,332	7,332	—	7.96	10/31/2022	—	—	1,600
	3/14/2013	91,650		73,320	73,320	18,330	8.96	3/14/2023	10,000	222,000	46,582
	2/4/2015	—		—	—	—	—	—	—	—	20,254	(5)
	7/30/2015	9,000		3,600	3,600	5,400	25.24	7/30/2025	2,160	47,952	1,440
	3/14/2016	—		—	—	—	—	—	—	—	23,540	(5)
	8/31/2016	5,000		1,000	1,000	4,000	18.79	8/31/2026	1,600	35,520	400
	5/25/2017	8,000		—	—	8,000	18.64	5/25/2027	3,200	71,040	—

Chad A. Keetch	5/25/2010	—		—	—	—	—	—	—	—	2,000
	2/2/2011	—		—	—	—	—	—	—	—	3,000
	8/11/2011	—		—	—	—	—	—	—	—	4,000
	10/27/2011	—		—	—	—	—	—	—	—	400
	2/8/2012	18,330		18,330	3,666	—	7.38	2/8/2022	—	—	4,000
	7/26/2012	18,330		18,330	3,666	—	7.86	7/26/2022	—	—	4,000
	10/31/2012	7,332		7,332	1,468	—	7.96	10/31/2022	—	—	1,600
	6/12/2013	9,164		7,332	1,834	1,832	9.75	6/12/2023	400	8,880	1,600
	10/29/2013	3,666		2,932	2,932	734	11.49	10/29/2023	160	3,552	640
	2/4/2015	—		—	—	—	—	—	—	—	13,068	(5)
	5/29/2014	91,650	(6)	54,990	54,990	36,660	12.85	5/29/2024
	7/30/2015	9,000		3,600	3,600	5,400	25.24	7/30/2025	2,160	47,952	1,440
	3/14/2016	—		—	—	—	—	—	—	—	16,904	(5)
	8/31/2016	7,000		1,400	1,400	5,600	18.79	8/31/2026	2,240	49,728	560
	5/25/2017	7,000		—	—	7,000	18.64	5/25/2027	2,800	62,160	—

Beverly B. Wittekind	1/22/2008	14,664		14,664	9,664	—	3.01	1/22/2018	—	—	—
	1/29/2009	10,998		10,998	10,998	—	4.56	1/29/2019	—	—	—
	7/23/2009	14,664		14,664	14,664	—	4.35	7/23/2019	—	—	—
	5/25/2010	—		—	—	—	—	—	—	—	3,000
	10/27/2011	7,332		7,332	7,332	—	6.42	10/27/2021	—	—	1,600
	5/15/2012	10,998		10,998	10,998	—	6.56	5/15/2022	—	—	2,400
	10/29/2013	3,666		2,932	2,932	734	11.49	10/29/2023	160	3,552	640
	5/29/2014	9,164		5,498	5,498	3,666	12.85	5/29/2024	—	—	—
	10/29/2015	4,000		1,600	1,600	2,400	21.47	10/29/2025	960	21,312	640
	8/31/2016	3,000		600	600	2,400	18.79	8/31/2026	960	21,312	240
	5/25/2017	3,000		—	—	3,000	18.64	5/25/2027	1,200	26,640	—

(1)	The restricted stock awards do not expire.

(2)
Options vest in equal annual installments (20% each year) on the anniversary of the date of grant with the exercised portion of partially exercised options vesting prior to the unexercised portion of such options.

(3)	The market value of these shares at December 29, 2017 was $22.20.

(4)
Effective with the Spin-Off, the holders of our stock options on the record date for the Spin-Off received stock options consistent with a conversion ratio that was necessary to maintain the pre Spin-Off intrinsic value of the options. In order to preserve the aggregate intrinsic value of our stock options held by such persons, the exercise prices and number of options outstanding of such awards were adjusted by using the proportion of the CareTrust when-issued closing stock price to the total Company closing stock price on the distribution date for the Spin-Off.

(5)	Represents the number of shares of our common stock awarded in lieu of a cash bonus payable under our executive incentive plan. These shares were fully vested on the grant date.

(6)	These were stock option awards granted as part of the special bonus related to the Spin-Off.

Option Exercises and Stock Vested - 2017

The following table provides information for our Named Executive Officers about options that were exercised and restricted stock that vested in 2017.

	Option Awards								Stock Awards
	Grant	Number of Options Awards Granted		Number of Options Awards Vested	Exercise	Number of Shares Acquired on Exercise	Stock Price on Exercise Date	Value Realized on Exercise	Number of Shares or Units of Stock Granted		Vest	Number of Shares Acquired on Vesting	Stock Price on Vest Date	Value Realized on Vesting
Name	Date	(3)		(#)	Date	(#)	($)(2)(3)	($)(2)	(#)		Date	(#)	($)(1)	($)

Christopher R.	—	—		—	—	—	—	—	3,600		7/30/2017	720	22.37	16,106
Christensen	—	—		—	—	—	—	—	2,000		8/31/2017	400	20.54	8,216

Suzanne D.	—	—		—	—	—	—	—	2,000		6/12/2017	400	20.28	8,112
Snapper	—	—		—	—	—	—	—	3,600		7/30/2017	720	22.37	16,106
	—	—		—	—	—	—	—	2,000		8/1/2017	400	22.00	8,800
	—	—		—	—	—	—	—	2,800		8/31/2017	560	20.54	11,502
	—	—		—	—	—	—	—	800		10/29/2017	160	23.33	3,733
	—	—		—	—	—	—	—	1,600		10/31/2017	320	23.08	7,386
	1/22/2008	64,154		64,154	12/28/2017	9,800	22.20	217,560	—		—	—	—	—

Barry R. Port	—	—		—	—	—	—	—	50,000		3/14/2017	10,000	18.03	180,300
	12/17/2009	29,328		29,328	7/24/2017	10,000	23.00	230,000						—
	—	—		—	—	—	—	—	4,000		7/26/2017	800	22.58	18,064
	—	—		—	—	—	—	—	3,600		7/30/2017	720	22.37	16,106
	—	—		—	—	—	—	—	2,000		8/31/2017	400	20.54	8,216
	—	—		—	—	—	—	—	1,600		10/31/2017	320	23.08	7,386
	12/17/2009	29,328		29,328	11/20/2017	10,000	24.00	240,000	—		—	—	—	—

Chad A. Keetch	10/27/2011	1,832		1,832	1/3/2017	366	22.52	8,242	—	—	—	—	—	—
	2/8/2012	18,330		18,330	1/3/2017	11,130	22.22	247,272	—		—	—	—	—
	7/26/2012	18,330		18,330	1/3/2017	14,664	22.26	326,415	—		—	—	—	—
	10/31/2012	7,332	7,332	7,332	1/3/2017	5,864	22.24	130,396	—		—	—	—	—
	6/12/2013	9,164		7,332	1/3/2017	5,498	22.34	122,847	—		—	—	—	—
	—	—		—	—	—	—	—	4,000		2/8/2017	800	20.00	16,000
	—	—		—	—	—	—	—	2,000		6/12/2017	400	20.28	8,112
	—	—		—	—	—	—	—	4,000		7/26/2017	800	22.58	18,064
	—	—		—	—	—	—	—	3,600		7/30/2017	720	22.37	16,106
	—	—		—	—	—	—	—	2,800		8/31/2017	560	20.54	11,502
	—	—		—	—	—	—	—	800		10/29/2017	160	23.33	3,733
	—	—		—	—	—	—	—	1,600		10/31/2017	320	23.08	7,386

Beverly B.	—	—		—	—	—	—	—	2,400		5/15/2017	480	19.38	9,302
Wittekind	—	—		—	—	—	—	—	1,200		8/31/2017	240	20.54	4,930
	—	—		—	—	—	—	—	800		10/29/2017	160	23.33	3,733
	—	—		—	—	—	—	—	1,600		10/29/2017	320	23.33	7,466
	1/22/2008	14,664		14,664	12/11/2017	5,000	22.55	112,750	—	—	—	—	—	—

(1)	The aggregate value realized upon the vesting of the stock award is based upon the aggregate market value of the vested shares of our common stock on the vesting date.

(2)	The aggregate value realized upon the exercise of the stock option award is based upon the aggregate market value of the exercised shares of our common stock on the exercise date.

(3)
Effective with the Spin-Off, the holders of our stock options on the record date for the Spin-Off received stock options consistent with a conversion ratio that was necessary to maintain the pre Spin-Off intrinsic value of the options. In order to preserve the aggregate intrinsic value of our stock options held by such persons, the exercise prices and number of options outstanding of such awards were adjusted by using the proportion of the CareTrust when-issued closing stock price to the total Company closing stock price on the distribution date for the Spin-Off.

Change-in-Control and Severance Disclosure

We have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our Named Executive Officers, changes in their compensation or a change in control. However, the administrator of our equity incentive plans has the authority to accelerate the vesting of options and restricted stock, in certain circumstances, subject to the terms of the plans.

Compensation Committee Interlocks and Insider Participation

Our compensation committee currently consists of Messrs. Lee A. Daniels, Daren J. Shaw and Barry M. Smith. None of the members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or during 2017 has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or compensation committee.

EQUITY COMPENSATION PLAN INFORMATION

During the second quarter of 2017, we retired our 2001 Stock Option, Deferred Stock and Restricted Stock Plan, our 2005 Stock Incentive Plan and our 2007 Omnibus Incentive Plan (such that no further grants would be made under such plans) as a result of the approval and adoption of the 2017 Omnibus Incentive Plan. The following table provides information about equity awards under all of our equity compensation plans as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)

Equity compensation for the 2007 Plan approved by security holders	4,413,948	$12.54	—	(1)
Equity compensation for the 2017 Plan approved by security holders	325,000	20.32	6,276,500	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,738,948	$13.07	6,276,500

(1)	The 2007 Omnibus Incentive Plan was retired during the second quarter of 2017.
(2)	Represents the number of shares that remained available for issuance under the 2017 Plan as of December 31, 2017. As of April 3, 2017, 5,868,060 shares remained available for issuance under such Plan.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

✓	OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE COMPENSATION OF, ON AN ADVISORY BASIS, OUR NAMED EXECUTIVE OFFICERS.
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

For example:

•	We discourage excessive risk-taking by our employees by establishing compensation policies and programs that balance short-term incentives with long-term growth.

•
Annual and short-term cash bonuses are based on multiple performance metrics that are consistent with our long-term goals. In particular, annual bonuses are based on the achievement of certain financial performance goals tied to our overall performance and individual performance goals such as positive survey results, high clinical quality standards, governance, other compliance requirements, positive patient feedback and feedback from other employees. We believe that this balanced approach discourages risk-taking that focuses excessively on short-term profits at the sacrifice of our long-term health.

•
Management or the compensation committee, as applicable, generally has discretion to adjust annual incentive compensation upward or downward for quality of performance or other factors other than our financial performance. The compensation committee can award bonuses that were less than the bonus amount resulting from the predetermined formula it establishes as a result of not achieving our goals regarding clinical performance, governance objectives and allocating it to other members of management.

•
Our long-term equity incentive awards are designed to directly align the interests of our employees, governance initiatives with long-term stockholder interests. We encourage long-term performance by our executives and employees at every level in the organization through the use of stock-based awards with multi-year vesting schedules. We believe that long-term performance is achieved through an ownership culture and that equity incentive awards reward performance without incentivizing inappropriate risk-taking. Beginning in 2011, we implemented a policy for allocating executive bonus compensation between cash and non-cash compensation. Under this policy, if the total executive pool is greater than the then-applicable stated amount, for every dollar greater than the stated amount, half of the incentive will be paid in cash and half will be paid in fully vested restricted stock awards.

•
Our compensation committee has adopted a “clawback” policy that allows our Board to recover performance-based compensation paid to our executives and the presidents of our subsidiaries in certain circumstances where there has been a restatement of our financial results or where subsequent events diminish the performance metrics, including clinical results, upon which the prior incentive payments were based.

•
Our compensation committee adopted specific governance performance goals, which include succession-planning and establishing a team made up of members of the Board of Directors and management with the goal of creating a strategy for the Board of Directors that emulates the culture of the organization.

•	We periodically benchmark our compensation programs and overall compensation structure to be consistent with companies in the skilled nursing industry.

•	Our compensation committee oversees our compensation policies and practices and is responsible for reviewing and approving compensation of our executive officers.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the compensation committee of the Board of Directors.

We are currently conducting this advisory vote, commonly known as a "say-on-pay" vote, every year.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company's Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and disclosure.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us with respect to beneficial ownership of our common stock as of March 31, 2018 for (i) each director and nominee, (ii) each holder of 5.0% or greater of our common stock, (iii) our Named Executive Officers, and (iv) all executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 31, 2018 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The percentage of shares beneficially owned is based on 51,761,686 shares of common stock outstanding as of March 31, 2018. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Class

Named Executive Officers And Directors:
Christopher R. Christensen(2)	1,484,276	2.9%
Suzanne D. Snapper(3)	140,791	*
Barry R. Port(4)	113,022	*
Chad A. Keetch(5)	56,084	*
Beverly B. Wittekind(6)	41,050	*
Roy E. Christensen(7)	1,030,912	2.0%
Antoinette T. Hubenette(8)	26,126	*
John G. Nackel(9)	87,898	*
Daren J. Shaw(10)	38,166	*
Lee A. Daniels(11)	29,338	*
Barry M. Smith	22,500	*
Malene Davis	1,500	*
All Executive Officers and Directors as a Group (12 Persons)(12)	3,071,663	6.0%
Five Percent Stockholders:
Blackrock, Inc.(13)	6,156,602	12.1%
Wasatch Advisors, Inc.(14)	6,273,450	12.3%
The Vanguard Group(15)	4,525,566	8.9%

*	Means less than 1%.

(1)
Includes shares of restricted stock that have vested for the Named Executive Officers. All restricted stock awards granted to the Board of Directors are treated as outstanding as all unvested restricted stock grants will become fully vested on the date any such non-employee director ceases serving on the Board unless such director is removed for cause. Restricted stock may not be disposed of until vested and is subject to repurchase by us upon termination of service to us. We do not treat restricted stock awards as outstanding until such shares have vested, except for the Board of Directors.

(2)
Represents 1,360,824 shares held by Hobble Creek Investments, LLC, of which Christopher Christensen is the sole member, 86,358 shares held by Mr. Christensen directly, stock options to purchase 28,662 shares of common stock that are currently exercisable by Mr. Christensen or exercisable within 60 days after March 31, 2018, 4,432 shares held by Mr. Christensen's spouse, and 4,000 shares held by Mr. Christensen's former spouse as custodian for their minor children under the California Uniform Transfers to Minors Act. Mr. Christensen's former spouse holds voting and investment power over the shares held for their children.

(3)
Represents 140,791 shares held by Ms. Snapper directly and includes stock options to purchase 30,728 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2018. Included in the shares, there are 560 restricted stock awards that will vest in 60 days after March 31, 2018.

(4)
Represents 113,022 shares held by Mr. Port directly and includes stock options to purchase 1,600 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2017. Included in the shares, there are 640 restricted stock awards that will vest within 60 days after March 31, 2018.

(5)
Represents 56,084 shares held by Mr. Keetch directly and includes stock options to purchase 19,730 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2017. Included in the shares, there are 560 restricted stock awards that will vest within 60 days after March 31, 2018.

(6)
Represents 41,050 shares held by Ms. Wittekind directly and includes stock options to purchase 2,434 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2018. Included in the shares, there are 240 restricted stock awards that will vest within 60 days after March 31, 2018.

(7)	Represents 1,030,912 shares held by the Christensen Family Trust dated August 17, 1992. Mr. Christensen and his spouse share voting and investment power over the Christensen Family Trust.

(8)	Represents 26,126 shares held by Dr. Hubenette directly. Dr. Hubenette resigned on November 2, 2017.

(9)
Includes 5,400 shares held by the Nackel Family Trust dated June 30, 1997. Dr. Nackel and his spouse share voting power and investment power over the Nackel Family Trust. Also, includes stock options to purchase 3,666 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2018.

(10)	Includes stock options to purchase 3,666 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2018.

(11)	Includes stock options to purchase 1,834 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2018.

(12)
Includes stock options to purchase an aggregate of 92,320 shares of common stock that are currently exercisable or exercisable within 60 days after March 31, 2018. In addition, there are an aggregate of 2,000 restricted stock awards that will vest within 60 days after March 31, 2018.

(13)
Represents beneficial ownership as of December 31, 2017 as reported on Schedule 13G filed by Blackrock, Inc. on February 14, 2018, which indicates that Blackrock, Inc. held 6,156,602 shares. The business address of Blackrock, Inc. is 40 East 52nd Street, New York, NY 10022.

(14)
Represents beneficial ownership as of December 31, 2017 as reported on Schedule 13G filed by Wasatch Advisors, Inc. on February 14, 2018, which indicates that Wasatch Advisors, Inc. held 6,273,450 shares. The business address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(15)
Represents beneficial ownership as of December 31, 2017 as reported on Schedule 13G filed by The Vanguard Group on February 9, 2018, which indicates that The Vanguard Group held 4,525,566 shares. The business address of The Vanguard Group is 100 Vanguard Blvd., Malvern PA 19355.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our equity securities. Officers, directors, and greater than ten percent stockholders are required to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we have received and written representations from certain reporting persons that they filed all required reports, we believe that all of our officers, directors and greater than 10% shareholders complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2017, with the exception of five late Form 4 filings by the company on behalf of our independent directors with respect to one stock grants under our automatic stock grants program, which were subsequently reported on Form 4 shortly after such grants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Since January 1, 2017, there has not been, nor is there any proposed transaction in which we were or will be a party or in which we were or will be a participant, involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation arrangements and other agreements and transactions which are described in "Executive Compensation" section and the transactions described below.

Family Relationships

Clayton Christensen is the brother of Christopher R. Christensen and the son of Roy E. Christensen. Clayton serves as our Director of Learning and Development since September 2016. As Director of Learning and Development, Mr. Christensen is responsible for our training and professional growth program, a key element of our talent-driven management approach. From January 1, 2017 through December 31, 2017, we paid Clayton Christensen total compensation of $266,967. Total compensation included a bonus of $100,000, which was earned in 2017. On May 25, 2017 and November 2, 2017, we granted Clayton Christensen 1,000 and 1,200 restricted stock awards with a fair value of $18.64 and $22.90 per share that vests over a five-year period from the grant date for aggregate stock compensation of $18,640 and $27,480, respectively. Additionally, we granted 2,500 and 3,000 options on May 25, 2017 and November 2, 2017, respectively.

Indemnification Provisions

We have entered into indemnification agreements with each of our directors, officers and certain key employees. These indemnification agreements, along with our amended and restated certificate of incorporation and amended and restated bylaws, require us to indemnify such persons to the fullest extent permitted by Delaware law.

Policies and Procedures for Transactions with Related Persons

We expect our audit committee will review potential conflict of interest situations, on an ongoing basis, any future proposed transaction, or series of transactions, with related persons, and either approve or disapprove each reviewed transaction or series of related transactions with related persons. On August 14, 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which we and certain enumerated related persons participate, the amount involved exceeds $120,000 and the related person has a direct or indirect material interest.

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our audit committee. If it is impracticable for our audit committee to review such transaction, pursuant to the policy, the transaction will be reviewed by the chair of our audit committee, whereupon the chair of our audit committee will report to the audit committee the approval or disapproval of such transaction.
 In reviewing and approving related person transactions, pursuant to the policy, the audit committee, or its chair, shall consider all information that the audit committee, or its chair, believes to be relevant and important to a review of the transaction and shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, taking into account all available relevant facts and circumstances available to the audit committee or its chair. Pursuant to the policy, these facts and circumstances will typically include, but not be limited to, the benefits of the transaction to us; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. Pursuant to the policy, no member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our amended and restated bylaws. Stockholder proposals that are intended to be presented at our 2018 Annual Meeting of Stockholders (the 2018 Annual Meeting) and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us no later than December 13, 2018, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our amended and restated bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our current amended and restated bylaws, the deadline for submitting a stockholder proposal or a nomination for director is not later than the close of business on the 60th day, nor earlier than the 90th day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the close of business on the 90th day (or March 2, 2019), prior to such annual meeting and not later than the close of business on the 60th day prior to such annual meeting, or not later than the close of business on the 10th day following the date on which we publicly disclose the date of the meeting, whichever occurs first.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 27101 Puerta Real, Suite 450, Mission Viejo, California 92691. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the 2018 Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our amended and restated bylaws and conditions established by the SEC.

OTHER MATTERS

We do not know of any business, other than as described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.

To assure the presence of the necessary quorum and to vote on the matters to come before the Annual Meeting, please indicate your choices on the enclosed proxy and date, sign, and return it promptly in the envelope provided. The signing of a proxy by no means prevents you from attending and voting at the Annual Meeting.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. Any interested party may inspect information we have filed, without charge, at the public reference facilities of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the SEC maintains an Internet site that contains our reports, proxies and information statements that we have filed electronically with the SEC at http://www.sec.gov. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO), WHICH WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 8, 2018, WILL BE PROVIDED WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS MAILED UPON THE WRITTEN REQUEST OF ANY SUCH PERSON TO CHAD A. KEETCH, SECRETARY, THE ENSIGN GROUP, INC., 27101 PUERTA REAL, SUITE 450, MISSION VIEJO, CALIFORNIA 92691. THE SHARE OWNERSHIP OF THE STOCKHOLDER SUBMITTING THE STOCKHOLDER PROPOSAL MAY BE OBTAINED BY USING THE CONTACT INFORMATION ABOVE OR BY CALLING.

PROXY
THE ENSIGN GROUP, INC.
27101 Puerta Real, Suite 450, Mission Viejo, California 92691
ANNUAL MEETING OF STOCKHOLDERS, THURSDAY MAY 31, 2018
(This Proxy is Solicited on Behalf of the Board of Directors)
The undersigned hereby appoints Christopher R. Christensen and Chad A. Keetch, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of The Ensign Group, Inc. (Ensign) held of record by the undersigned on April 3, 2018 at the Annual Meeting of Stockholders (the Annual Meeting) to be held at Ensign's Southland Care Center and Home facility, located at 11701 Studebaker Road, Norwalk, California 90650 at 10:00 a.m. PDT, on Thursday, May 31, 2018 and at any adjournments or postponements thereof. Directions to the facility in order to attend the Annual Meeting may be obtained by calling (949) 487-9500. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2017 which were furnished with this proxy.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER
MEETING TO BE HELD ON MAY 31, 2018:
THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT
HTTP://WWW.PROXYVOTE.COM
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Class II and III director nominees listed in Proposal 1, and FOR Proposals 2 and 3.

1	ELECTION OF CLASS II and III DIRECTORS as follows:

NOMINEE: Christopher R. Christensen, for a three-year term.
☐ FOR	☐ AGAINST	☐ ABSTAIN

NOMINEE: Daren J. Shaw, for a three-year term.
☐ FOR	☐ AGAINST	☐ ABSTAIN

NOMINEE: Malene S. Davis, for a one-year term.
☐ FOR	☐ AGAINST	☐ ABSTAIN

2	RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3	APPROVAL, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICER COMPENSATION

☐ FOR	☐ AGAINST	☐ ABSTAIN

4
In their discretion, the Proxies are authorized to vote upon all other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof, provided that discretionary voting on such other matters is permitted by applicable rules and regulations.

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Share:

Name:		Acct #:

Address:

Signature

	Signature	Date:

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY
BY USING THE ENCLOSED ENVELOPE.